Exhibit 10.1

____________________________________________________
____________________________________________________

CREDIT AGREEMENT
dated as of August 7, 2017
between
PERFORMANT BUSINESS SERVICES, INC.,
as Borrower,
and
ECMC GROUP, INC.,
as Lender

____________________________________________________
____________________________________________________

TABLE OF CONTENTS
Page
Section 1.Definitions; Interpretation.    1
1.1.Definitions.    1
1.2.Interpretation.    15
1.3.Accounting Changes.    15
Section 2.Credit Facilities.    16
2.1.Commitments.    16
2.1.1.Closing Date Term Loan Commitments.    16
2.1.2.Delayed Draw Term Loan Commitments.    16
2.2.Borrowing Procedures.    16
2.3.Extension of Maturity Date.    16
2.4.Loan Accounting.    17
2.4.1.Recordkeeping.    17
2.4.2.Notes.    17
2.5.Interest.    17
2.5.1.Interest Rates.    17
2.5.2.Interest Payment Dates.    17
2.5.3.Computation of Interest.    18
2.6.Prepayment.    18
2.6.1.Voluntary Prepayment.    18
2.6.2.Mandatory Prepayment.    18
2.6.3.All Prepayments.    19
2.7.Repayment.    19
2.7.1.Closing Date Term Loan.    19
2.7.2.Delayed Draw Term Loans.    19
2.8.Payment.    19
2.8.1.Making and Settlement of Payments.    19
2.8.2.Application of Payments and Proceeds.    19
2.8.3.Payment Dates.    20
2.8.4.Set-off.    20
2.8.5.Tax Treatment.    21
Section 3.Taxes; Yield Protection.    21
3.1.Taxes.    21
3.2.Increased Cost.    24
3.3.Manner of Funding; Alternate Funding Offices.    24
3.4.Conclusiveness of Statements; Survival.    25
Section 4.Conditions Precedent.    25
4.1.Initial Credit Extension.    25
4.1.1.Prior Debt.    25

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4.1.2.Warrants; Registration Rights Agreement.    25
4.1.3.Fees.    25
4.1.4.Delivery of Loan Documents.    25
4.1.5.Representations and Warranties.    26
4.1.6.Absence of Event of Default.    26
4.2.Delayed Draw Term Loans.    26
Section 5.Representations and Warranties.    27
5.1.Organization.    27
5.2.Authorization; No Conflict.    27
5.3.Validity; Binding Nature.    27
5.4.Financial Condition.    27
5.5.No Material Adverse Change.    28
5.6.Litigation.    28
5.7.Ownership of Properties; Liens.    28
5.8.Capitalization.    28
5.9.Pension Plans.    28
5.10.Investment Company Act.    29
5.11.No Default.    29
5.12.Margin Stock.    29
5.13.Taxes.    29
5.14.Solvency.    29
5.15.Environmental Matters.    29
5.16.Insurance.    30
5.17.Information.    30
5.18.Intellectual Property.    30
5.19.Labor Matters.    30
5.20.Bank Accounts.    31
Section 6.Affirmative Covenants.    31
6.1.Information.    31
6.1.1.Annual Report.    31
6.1.2.Interim Reports.    31
6.1.3.Additional Information.    31
6.1.4.Reports to SEC and Shareholders.    32
6.1.5.Notice of Default; Litigation; ERISA Matters.    32
6.1.6.Subordinated Debt Notices.    33
6.1.7.Subsidiary Capitalization.    33
6.1.8.Other Information.    33
6.2.Books; Records; Inspections.    33
6.3.Maintenance of Property; Insurance.    33

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6.4.Compliance with Laws; Payment of Taxes and Liabilities.    34
6.5.Maintenance of Existence.    34
6.6.Employee Benefit Plans.    35
6.7.Environmental Matters.    35
6.8.Further Assurances.    35
Section 7.Negative Covenants.    35
7.1.Debt.    36
7.2.Liens.    37
7.3.Restricted Payments.    39
7.4.Mergers; Consolidations; Asset Sales.    40
7.5.Modification of Organizational Documents.    41
7.6.Use of Proceeds.    41
7.7.Transactions with Affiliates.    41
7.8.Inconsistent Agreements.    42
7.9.Business Activities.    42
7.10.Investments.    42
7.11.Restriction of Amendments to Certain Documents.    44
7.12.Fiscal Year.    44
7.13.Bank Accounts.    44
7.14.Financial Covenants.    44
7.14.1.Fixed Charge Coverage Ratio.    44
7.14.2.Total Debt to EBITDA Ratio.    45
7.14.3.Equity Cure Right.    45
Section 8.Events of Default; Remedies.    46
8.1.Events of Default.    46
8.1.1.Non-Payment of Credit.    46
8.1.2.Default Under Other Debt.    46
8.1.3.Bankruptcy; Insolvency.    46
8.1.4.Non-Compliance with Loan Documents.    47
8.1.5.Representations; Warranties.    47
8.1.6.Pension Plans.    47
8.1.7.Judgments.    47
8.1.8.Invalidity of Collateral Documents.    48
8.1.9.Invalidity of Subordination Provisions.    48
8.1.10.Change of Control.    48
8.2.Remedies.    48
Section 9.Miscellaneous.    48
9.1.Waiver; Amendments.    48
9.2.Notices.    49

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9.3.Computations.    49
9.4.Costs; Expenses.    49
9.5.Indemnification by Borrower.    50
9.6.Marshaling; Payments Set Aside.    50
9.7.Nonliability of Lender.    50
9.8.Assignments.    50
9.9.Confidentiality.    51
9.10.Captions.    52
9.11.Nature of Remedies.    52
9.12.Counterparts.    52
9.13.Severability.    52
9.14.Entire Agreement.    52
9.15.Successors; Assigns.    52
9.16.Governing Law.    53
9.17.Forum Selection; Consent to Jurisdiction.    53
9.18.Waiver of Jury Trial.    53

Annex

Annex I	Addresses

Exhibits

Exhibit A	Form of Compliance Certificate

Exhibit B	Form of Note

Exhibit C	Form of Borrowing Notice

Exhibit D	Form of Excess Cash Flow Certificate
Exhibit E        Form of Warrant
Exhibit F        Forms of Tax Compliance Certificates

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CREDIT AGREEMENT

This Credit Agreement ("Agreement") dated as of August 7, 2017 between Performant Business Services, Inc., a Nevada corporation ("Borrower"), and ECMC Group, Inc., a Delaware non-profit corporation (“Lender”).
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.	Definitions; Interpretation.
1.1.    Definitions.
When used herein the following terms shall have the following meanings:
Acceleration Event means the occurrence and continuance of any of the following: (a) an Event of Default under Section 8.1.1 as a result of the failure to pay in full the Closing Date Term Loan and any Delayed Draw Term Loans on the Maturity Date; (b) an Event of Default under Section 8.1.3(b); or (c) any other Event of Default under Section 8.1 and the declaration by Lender that the Obligations are due and payable in accordance with Section 8.2.
Account has the meaning set forth in the Guarantee and Collateral Agreement.
Account Debtor means any Person who is obligated to Borrower or any Subsidiary with respect to any Account.
Accounting Changes has the meaning set forth in Section 1.3.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
Adjusted EBITDA means, for any period, the sum of EBITDA for such period plus, to the extent a Permitted Acquisition or Investment permitted under Sections 7.10(o) or 7.10(q) (to the extent such Investment is an Investment in a Loan Party) has been consummated during such period, Pro Forma EBITDA attributable to such Permitted Acquisition or Investment (to the extent such Investment is an Investment in a Loan Party) permitted under Sections 7.10(o) or 7.10(q) (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition or Investment permitted under Sections 7.10(o) or 7.10(q) (to the extent such Investment is an Investment in a Loan Party), including but not limited to, EBITDA of any Target in a Permitted Acquisition or any such Investment for any period prior to the consummation of such Permitted Acquisition or such Investment).
Adjusted Working Capital means the remainder of (a) the consolidated current assets of Parent, Borrower and the Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of Parent, Borrower and the Subsidiaries (excluding all accruals relating to accrued interest expense and income taxes payable) minus the amount of consolidated short-term Debt (including current maturities of long-term Debt) of Parent, Borrower and the Subsidiaries included in such consolidated current liabilities; provided, however, the foregoing shall exclude the effects of any Permitted Acquisition or Investment permitted under Sections 7.10(o) or 7.10(q), consummated during such period of determination; provided that, any Adjusted Working Capital attributable to any Equity Interest of third parties in non Wholly-Owned Subsidiaries shall be disregarded from the calculation of Adjusted Working Capital.
Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of Borrower or of any Subsidiary.
Agreement has the meaning set forth in the Preamble.
Applicable Margin means the applicable rate per annum set forth below:

Total Debt to EBITDA Ratio	Applicable Rate
≥ 4.5:1.0	10.0%
< 4.5:1.0, ≥ 3.5:1.0	8.5%
< 3.5:1.0, ≥ 2.50:1.0	7.0%
< 2.5:10	5.5%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first day of the month following the date on which financial statements are required to be delivered pursuant to Section 6.1.2 (including with respect to the last Fiscal Quarter of each Fiscal Year) after the end of each related Fiscal Quarter based on the Total Debt to EBITDA Ratio as of the last day of such Fiscal Quarter; provided that from the Closing Date until the date on which the first quarterly adjustment occurs, the Applicable Margin shall be 7.0%.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Lender determines that (a) the Total Debt to EBITDA Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Total Debt to EBITDA Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in lower pricing for such period, Lender shall not have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Authorized Officer means any of the (a) chief executive officer, (b) president, (c) chief financial officer or (d) senior financial officer.
Borrower has the meaning set forth in the Preamble.
Borrowing Notice means a notice in substantially the form of Exhibit C.
Business Day means any day on which commercial banks are open for commercial banking business in New York, New York, Minneapolis, Minnesota and, in the case of a Business Day which relates to the determination of the LIBOR Rate, on which dealings are carried on in the London interbank eurodollar market.
Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower.
Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
Cash Equivalent Investment means, at any time, (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker's acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000, (d) any repurchase agreement entered into with a commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) mutual funds and money market funds whose assets are at least 95% invested in the foregoing types of investments, (f) other short term liquid investments approved in writing by Lender (such approval not to be unreasonably withheld, delayed or conditioned), (g) marketable direct obligations issued by any state of the United States or political subdivision or public instrumentality thereof maturing within one year after such issuance or the acquisition of such obligation and having the highest rating obtainable from the S&P and Moody's, and (h) money market accounts which invest exclusively in assets satisfying the foregoing requirements and money market mutual funds.
Closing Date means the date on which Lender makes the Closing Date Term Loan hereunder.
Closing Date Term Loan Commitment means $44,000,000.
Closing Date Term Loan has the meaning set forth in Section 2.1.1.
Collateral has the meaning set forth in the Guarantee and Collateral Agreement.
Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Lender pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Lender and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a lessor, permits Lender reasonable access to any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, any mortgage, any Collateral Access Agreement, each account control agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party grants a security interest in any Collateral securing the Obligations to Lender, each as amended, restated or otherwise modified from time to time.
Commitment means the Closing Date Term Loan Commitment and the Delayed Draw Term Loan Commitment.
Competitor of any Person means (a) any other Person which directly engages in the same business as such Person, (b) any Disqualified Person or (c) any other Person, other than ECMC Group, Inc. or a Subsidiary thereof (excluding any Subsidiary of ECMC Group, Inc. that is a Person described in clauses (a) or (b)), that possesses, directly or indirectly, power to vote at least a majority of the securities (on a fully diluted basis) of a Person described in clauses (a) or (b).
Compliance Certificate means a certificate substantially in the form of Exhibit A.
Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
Consolidated Net Income means, with respect to Parent, Borrower and the other Loan Parties for any period, the consolidated net income (or loss) of Parent and the Subsidiaries for such period, excluding (a) consolidated net income of any Target in a Permitted Acquisition or any Investment permitted under Sections 7.10(o) or 7.10(q) except as provided in the definition of "Adjusted EBITDA" and "Pro Forma EBITDA" for any period prior to the consummation of such Permitted Acquisition and (b) the net income (or loss) of any Person that is not a Loan Party or that is accounted for by the equity method of accounting.
Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any Debt, or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.
Cure Amount has the meaning set forth in Section 7.14.3.
Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments (including, without limitation, any notes issued to sellers in connection with an Acquisition), (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding accrued expenses, licenses and purchases of software to the extent that such Person may terminate the payment obligations thereunder at will, and trade accounts payable), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker's acceptances and surety bonds issued for the account of such Person, (g)  all Contingent Obligations of such Person, (h) all indebtedness of any partnership of which such Person is a general partner and (i) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person. For the avoidance of doubt, Permitted Seller Debt and Permitted Earn-Outs shall constitute Debt.
Declined Proceeds has the meaning set forth in Section 2.6.2.
Default means any event described in Section 8.1 that, if it continues uncured during an applicable grace period, will, with the lapse of such grace period or the giving of notice or both, constitute an Event of Default.
Delayed Draw Term Loan Commitment means $15,000,000.
Delayed Draw Term Loans has the meaning set forth in Section 2.1.2.
Diluted Common Equity means the number of outstanding shares of common stock of Parent as calculated using the “treasury stock” method as defined under GAAP for the three (3) month period preceding the applicable measurement date.

Disclosure Letter means the disclosure letter, dated as of the Closing Date, and addressed to Lender containing certain schedules referenced herein.
Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to Borrower or any of its Domestic Subsidiaries), (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof by a Governmental Authority, in each case excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $1,000,000, (ii) the sale or other transfer of Inventory in the ordinary course of business, (iii) dispositions in the ordinary course of business, (iv) dispositions under clauses (iii), (iv), (v), (vi), (viii), (ix), (x), or (xi) of Section 7.4(b), (v) the termination, surrender or sublease of a real estate lease of a Loan Party in the ordinary course of business, or (vi) the cancellation of any intercompany Debt.
Disqualified Persons means any Person set forth on Schedule 1.1 to the Disclosure Letter.
Dollar and $ mean lawful money of the United States of America.
Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.
EBITDA means, for any period, Consolidated Net Income for such period plus any losses or minus any gains from sales, leases, losses, condemnation or other dispositions of assets, extraordinary items (as defined in accordance with GAAP), discontinued operations, reappraisal, revaluation or write-up or write down of assets or from the cumulative effect of changes in accounting principles, and plus, to the extent deducted in determining such Consolidated Net Income, (i) interest expense, amortization of debt discounts and commissions, income tax expense, depreciation, amortization, charges for impairment of goodwill and other intangibles for such period, (ii) fees and expenses (including Legal Costs) with regard to this Agreement, in each case to the extent deducted in determining such Consolidated Net Income, (iii) reasonable and customary fees and expenses (including Legal Costs) in connection with Permitted Acquisitions, and Investments permitted under Sections 7.10(o) or 7.10(q), (iv) other extraordinary and non-recurring costs and expenses that are satisfactory to Lender, (v) non-cash expenses in the form of options granted by Borrower or Parent and other non-cash expense with respect to deferred compensation and stock options, (vi) documented severance expenses and service provider contract breakage fees, (vii) all usual and customary costs, fees, expenses and charges paid during such period in connection with any issuance of Equity Interests or Debt permitted under this Agreement, (viii) business interruption insurance proceeds received in cash during such period, (ix) all non-cash adjustments to the valuation of earn-out payments or other consideration relating to Investments permitted hereunder, (x) restructuring costs incurred in connection with a Permitted Acquisition or Investment in a Loan Party permitted under Sections 7.10(o) or 7.10(q), (xi) all non-cash charges, losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of goodwill and intangibles, FASB ASC 480-10 regarding accounting for financial instruments with Debt and equity characteristics, FASB ASC No. 715 regarding post-retirement benefits, FASB ASC No. 805 regarding the accrual of earnouts, and non-cash foreign currency exchange losses (or minus gains), but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory, (xii) costs, fees or expenses incurred in connection with the credit agreement applicable to the Prior Debt, (xiii) Permitted Addbacks and (xiv) solely for the purposes of determining compliance with Sections 7.14.1 and 7.14.2, any Cure Amount contributed pursuant to Section 7.14.3.
ECF Percentage means, for any Fiscal Year, 75% if the Total Debt to EBITDA Ratio equals or exceeds 3.5:1.0 as of the last day of such Fiscal Year; 50% if the Total Debt to EBITDA Ratio is less than 3.5:1.0 and equals or exceeds 2.5:1.0 as of the last day of such Fiscal Year; and 0% if the Total Debt to EBITDA Ratio is less than 2.5:1.0 as of the last day of such Fiscal Year.
Environmental Claims means all written claims by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.
Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all binding and enforceable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.
Equity Interest means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Event of Default means any of the events described in Section 8.1.
Excess Cash Flow means, for any period, the remainder of (a) the sum of (i) EBITDA for such period, plus (ii) any net decrease in Adjusted Working Capital during such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Loans (excluding mandatory prepayments thereof) and other Debt of Parent, Borrower and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such period, plus (ii) capital expenditures made in such period (not financed with the proceeds of Debt), plus (iii) all federal, state, local and foreign income taxes of Borrower and the Subsidiaries, or of Parent with the proceeds of distributions by Borrower, paid in cash during such period, net of any federal, state, local or foreign income tax refunds received in cash by Parent, Borrower and the Subsidiaries in such period, plus (iv) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 of Parent, Borrower and the Subsidiaries during such period, plus (v) any net increase in Adjusted Working Capital during such period, plus (vi) without duplication of clause (a) above, Legal Costs, plus (vii) any expenses and indemnifications paid in cash, plus (viii) any other cash expenses that are added back to

Consolidated Net Income in the calculation of EBITDA, plus (ix) Permitted Acquisitions, Investments and Restricted Payments not financed with the proceeds of the issuance of equity or with the proceeds of Debt, plus (x) cash payments with respect to installments owing for the purchase or license of software, plus (xi) other payments added back to EBITDA in the definition thereof.
Excess Cash Flow Certificate means a certificate substantially in the form of Exhibit D.
Excluded Foreign Holding Company means a Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes and has no assets other than the equity interests of one or more Foreign Subsidiaries or an immaterial amount of other assets.
Excluded Issuance means the issuance of equity securities (a) to members of the management, employees or directors of Loan Party who have a right, option, warrant, conversion right or other similar agreement or understanding for the purchase or acquisition of any equity interest of Parent, Borrower or any Subsidiary, (b) to any Person, the proceeds of which will be used, promptly following the issuance thereof, solely to fund the purchase price of Permitted Acquisitions (including earnouts, working capital adjustments and purchase price adjustments), Investments permitted under Section 7.10 or Capital Expenditures or in which constitutes "rollover equity" with respect to Permitted Acquisitions, in each case, in an amount equal to the Net Cash Proceeds of such issuance, or (c) to any Person that owns securities of Parent or any Subsidiary on the Closing Date.
Excluded Taxes means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent, that pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Exempt Accounts means any deposit accounts, securities accounts or other similar accounts (i) into which there is deposited no funds other than those intended solely to cover wages for employees of the Loan Parties; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; (iii) constituting Trust Accounts or other escrow accounts and any lockbox, clearing or other pass through account established for the purpose of transferring funds  to or from a Trust Account or other escrow account; (iv) in which there is not maintained at any point in time funds on deposit greater than $250,000 in the aggregate for all such accounts pursuant to this clause (iv); and (v) in which there is deposited cash collateral in respect of Debt permitted by Section 7.1(n).
FATCA means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.
Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Parent, Borrower and the Subsidiaries, which period shall be the 12‑month period ending on December 31 of each year.
Fixed Charge Coverage Ratio means, for any Computation Period, with respect to Parent, Borrower and the Subsidiaries, determined on a consolidated basis, the ratio of (a) the total for such period of EBITDA minus the sum of (i) all income taxes paid in cash, (ii) all unfinanced Capital Expenditures, paid in cash, and (iii) other restricted payments made pursuant to Section 7.3 (excluding restricted payments funded with Net Cash Proceeds of Subordinated Debt or an equity issuance by Parent), to (b) the sum for such period of (i) Interest Expense paid in cash (but excluding prepayment and other fees and expenses with regard to this Agreement and Legal Costs paid during such Computation Period to the extent such amounts are classified as interest expense for GAAP purposes) plus (ii) scheduled payments of principal of Debt (excluding any mandatory prepayments); provided, that with respect to Computation Periods ending prior to the first anniversary hereof, (i) Interest Expense and payments of principal of Debt shall be deemed to be the amounts from September 1, 2017, through the date of calculation, divided by the number of months during such period, and multiplied by 12.
Foreign Lender means a Lender that is not a U.S. Person.
Foreign Subsidiary means any Subsidiary (a) that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a "controlled foreign corporation" within the meaning of Section 957 of the IRC with respect to which a Loan Party is a "US Shareholder" within the meaning of Section 951(b) of the IRC or (b) that has no material assets other than the capital stock of one or more Subsidiaries described in clause (a) and other assets relating to an ownership interest in any such capital stock or subsidiaries.
FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, that Financial Accounting Standard No. 150 shall be disregarded of the purposes of this Agreement.
Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date by each Loan Party signatory thereto in favor of Lender.
Guarantor has the meaning set forth in the Guarantee and Collateral Agreement.
Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material or chemical or other hazardous of toxic substance regulated by any Environmental Law.
Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
Indemnified Liabilities has the meaning set forth in Section 9.5.

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Intellectual Property has the meaning set forth in the Section 5.18.
Interest Expense means for any period the consolidated cash interest expense of Parent, Borrower and the Subsidiaries for such period (including that portion of payments on Capital Leases determined in accordance with GAAP to be characterized as interest payments).
Inventory has the meaning set forth in the Guarantee and Collateral Agreement.
Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of Debt of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions received by such Person with respect thereto (but in any event, for purposes of determining compliance with Section 7.10, after giving effect to such returns and distributions the aggregate outstanding Investments shall in no event be less than zero).
Investment Period has the meaning set forth in Section 7.14.3.
IRC means the U.S. Internal Revenue Code of 1986, as amended.
Legal Costs means (a) with respect to Lender pursuant to Section 9.4, (i) all reasonable and documented out-of-pocket fees and expenses of any one outside counsel to Lender, (ii) all reasonable and documented out-of-pocket fees and expenses of necessary outside local counsel to Lender, and (iii) all court costs and similar legal expenses, in each case, to the extent reimbursable by Borrower under this Agreement, (b) with respect to Lender Parties pursuant to Section 9.5, (i) all reasonable and documented out-of-pocket fees and expenses of any one outside counsel to all Lender Parties (taken as a whole) to the extent no conflict exists (but if any conflict exists, the outside counsel for each such Lender Party requiring separate counsel because of such conflict) and (ii) all court costs and similar legal expenses, in each case, to the extent reimbursable by Borrower under this Agreement and (c) with respect to all other Persons, (i) all reasonable fees and charges of any counsel, accountants auditors, appraisers, consultants and other professionals to such Persons and (ii) all court costs and similar legal costs.
Lender has the meaning set forth in the Preamble.
Lender Party has the meaning set forth in Section 9.5.

LIBOR Rate means, with respect to any Loan, the greater of (a) a rate per annum equal to the offered rate for deposits in Dollars for a one-month period and for the amount of the applicable Loan that appears on the Reuters Screen LIBOR01 Page at 11:00 a.m. London time (or, if not so appearing, as published in the "Money Rates" section of The Wall Street Journal) two Business Days prior to the date of determination; provided that if neither of the foregoing is available, the rate shall be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Lender at approximately 11:00 a.m., New York time, two (2) Business Days prior to the date of determination for loans in U.S. Dollars to leading European banks for a one-month period and in a principal amount of not less than U.S. $1,000,000, and (b) 1.00% per annum.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge in the nature of a security interest, whether arising by contract, as a matter of law, by judicial process or otherwise.
Loan Documents means this Agreement, the Notes, the Collateral Documents, and all documents, instruments and agreements delivered in connection with the foregoing, but excluding any agreement entered into in respect of Hedging Obligations.
Loan Party means Parent, Borrower and each Guarantor.
Loans means the Closing Date Term Loan and the Delayed Draw Term Loans, collectively.
Margin Stock means any "margin stock" as defined in Regulation T, U or X of the FRB.
Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties taken as a whole to perform any of their Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.
Maturity Date means (a) the later of (i) the third anniversary of the Closing Date or (ii) if Borrower exercises the first or second extension option pursuant to Section 2.3, the date set forth in Section 2.3, or (b) such earlier date on which the Commitments terminate pursuant to Section 8.
Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any Loan Party may have any liability, including any liability by being a member of a Controlled Group with any other entity or trade or business other than Borrower or any Loan Party.
Net Cash Proceeds means, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance (other than business interruption insurance unless required to be paid to Lender during the continuance of an Event of Default) and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs, fees and expenses relating to such Disposition (including the cost of preparing such assets for sale, costs incidental to the sale of such assets, sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions arising from such sale and any tax sharing arrangements in respect thereof), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien that has priority over the Lien of Lender on the asset subject to such Disposition and (v) any reserves taken in accordance with GAAP for so long as such reserves are required by GAAP, (vi) (A) with respect to any Disposition described in clause (a) of the definition thereof, all money actually applied within 180 days (or prior to such date be subject to a binding commitment to so replace such assets using such Net Cash Proceeds within 270 days of original receipt of such cash proceeds) to acquire assets used or useful in the Loan Parties' business, and (B) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days (or prior to such date be subject to a binding commitment to so replace such assets using such Net Cash Proceeds within 270 days of original receipt of such cash proceeds) to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking.
Note means a promissory note executed by Borrower in favor of a Lender hereunder pursuant to this Agreement, substantially in the form of Exhibit B.
Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
OFAC has the meaning set forth in Section 6.4(a).

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by Borrower or any Subsidiary, as lessee, other than any Capital Lease.
Other Connection Taxes means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

Parent means Performant Financial Corporation, a Delaware corporation.
PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any Loan Party has any liability, including any liability (i) by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, (ii) by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or (iii) by reason of being a member of a Controlled Group with any other entity or trade or business other than Borrower or any Loan Party.
Permitted Acquisition means any Acquisition by any Loan Party in each case to the extent that:
(a)    each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to Lender;
(i)    Lender shall receive not less than ten (10) Business Days' prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;
(ii)    such Acquisition shall be structured as (A) an asset acquisition by Borrower or a Guarantor, (B) a merger of the Target with and into Borrower or a Guarantor, with Borrower or such Guarantor as the surviving corporation in such merger, or (C) a purchase of no less than 100% of the equity interests of the Target by Borrower or a Guarantor;
(iii)    Lender shall receive evidence that effective as of the closing date of such Acquisition the applicable Target has in place insurance satisfying the requirements of Section 6.3;
(iv)    Lender (A) is granted a first priority perfected Lien (subject only to Permitted Liens) on all Collateral being acquired pursuant to such Acquisition (and, in the case of an Acquisition involving the purchase of any applicable Target's equity interests, all of such purchased equity interests to the extent constituting Collateral shall be pledged to Lender, and such Target shall guarantee the Obligations and grant to Lender, a first priority perfected Lien (subject only to Permitted Liens) on such Person's assets), in each case, as required by Section 6.8 and (B) will be provided such other documents, instruments and legal opinions (consistent with Section 4.1) as Lender shall reasonably request in connection therewith, all such documents, instruments and opinions to be delivered no later than 30 days after the closing of such Acquisition (or such longer period as agreed by Lender in its sole discretion) and shall each be in form and substance reasonably satisfactory to Lender;
(v)    all material consents necessary for such Acquisition (including such consents as Lender deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable law;
(vi)    after giving effect to such Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, Parent shall have a Total Debt to EBITDA Ratio of not greater than 5.0:1.0 recomputed for the most recently ended Fiscal Quarter for which financial statements for the applicable Target and for Parent and its subsidiaries are available; and
(vii)    after giving effect to such Acquisition, Parent, Borrower and its Subsidiaries have Unrestricted Liquid Assets in excess of $2,500,000;
(b)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and
(c)    no Event of Default is in existence or would occur immediately after giving effect to such Acquisition.
Permitted Addbacks means, in connection with any new Department of Education or another similar recovery contract in any of the Loan Parties’ lines of business that may be entered into by one or more of the Loan Parties following the Closing Date, in respect of any fiscal month commencing with the first fiscal month in respect of which Borrower elects (subject to the requirements set forth below) to add amounts set forth below with respect to such contract to Consolidated Net Income for purposes of the calculation of EBITDA and ending nine (9) consecutive months thereafter, the direct costs of the Loan Parties incurred following the Closing Date in connection with the startup of such contract (to the extent in any month in excess of the revenue of the Loan Parties received under such contract during such month) that are incurred in connection with the Loan Parties' work as a prime contractor under such contract (excluding any overhead or shared cost allocations that are not directly related to such contract).
Permitted Debt has the meaning set forth in Section 7.1.

Permitted Earn-Outs means, with respect to any Person, unsecured obligations of such Person arising from a Permitted Acquisition or an Investment permitted under Section 7.10 which are payable based on the achievement of specified financial results over time. The amount of any Permitted Earn-Outs for purposes of the financial covenants set forth in this Agreement shall be the amount earned and due to be paid at such time and for the avoidance of doubt, shall not include any amounts, contingent or otherwise, that are not due and payable as of the date of determination.
Permitted Investment has the meaning set forth in Section 7.10.

Permitted Liens means Liens permitted by Section 7.2.
Permitted Seller Debt means unsecured Debt incurred in accordance with Section 7.1(h) and in connection with a Permitted Acquisition or Investment permitted under Sections 7.10(o) or 7.10(q), payable to the seller in connection therewith.
Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
Prior Debt means the Debt listed on Schedule 4.1.1 to the Disclosure Letter.
Pro Forma EBITDA means, at any time with respect to any Target acquired in a Permitted Acquisition or an Investment permitted under Sections 7.10(o) or 7.10(q) (to the extent such Investment is in a Loan Party), EBITDA for such Target for the most recent twelve (12) month period for which financial statements of such Target are made available to Lender with such adjustments to EBITDA to reflect extraordinary expenses, increased costs, identifiable and verifiable expense reductions, excess management compensation and any other such adjustments, in each case to the extent applicable as calculated by Borrower and approved by Lender in its reasonable discretion.
Register has the meaning set forth in Section 9.8(b).
Rejection Notice has the meaning set forth in Section 2.6.2.
Restricted Payment Conditions means, with respect to any redemption or distribution of the equity interests of the Parent or repayment or payment on any Subordinated Debt, (a) immediately prior to and after giving effect to such redemption or distribution, no Event of Default or Default exists or would result therefrom, (b) after giving effect to such redemption or distribution, Parent, Borrower and its Subsidiaries have Unrestricted Liquid Assets in excess of $2,500,000, (c) the Total Debt to EBITDA Ratio recomputed after giving effect to such redemption or distribution for the most recently ended month of Parent for which financial statements for Parent, Borrower and its Subsidiaries are available, is less than or equal to 3.0:1.0.
Subordinated Debt means any unsecured Debt of Parent, Borrower or a Subsidiary which has subordination terms which have been approved in writing by Lender and other terms reasonable and customary for such Subordinated Debt.
Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Equity Interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.
Target means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.
Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Termination Date means the earliest to occur of (a) the date on which Lender has funded Delayed Draw Term Loans in an aggregate principal amount equal to the Delayed Draw Term Loan Commitment, (b) second anniversary of the Closing Date and (c) the date on which the Delayed Draw Term Loan Commitment terminates pursuant to Section 8.
Total Debt means all Debt (other than (a) (i) Debt described in clauses (f), (g), and (h) (to the extent the obligations under (h) are not due and owing) of the definition thereof and (ii) Permitted Seller Debt and Permitted Earn-Outs (to the extent such Permitted Seller Debt or Permitted Earn-Outs are not due and owing), unless, in each case, such Debt is reflected on the balance sheet of Parent as a liability in accordance with GAAP) and (b) all Hedging Obligations that mature more than one year from the date of its creation) of Parent, Borrower and the Subsidiaries, determined on a consolidated basis.
Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day minus up to $10,000,000 of actual Unrestricted Liquid Assets to (b) Adjusted EBITDA for the Computation Period ending on such day.
Trust Accounts means those trust accounts maintained by Borrower or its Subsidiaries to receive and hold in trust for payment to the federal government of the United States of America, payments on the account of holders of student loans.
Unrestricted Liquid Assets shall mean cash and Cash Equivalent Investments owned directly by the Loan Parties maintained in accounts in the United States, which are unrestricted and unencumbered (other than Liens on such cash and Cash Equivalent Investments in favor of Lender under the Collateral Documents or bankers liens and rights of setoff or offset with respect to customary depository arrangements entered into in the ordinary course of business) and which are held in accounts subject to a tri-party control agreement in form and substance satisfactory to Lender, minus accounts payable of such Loan Parties.
U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

U.S. Tax Compliance Certificate has the meaning specified in Section 3.1(f).

Warrants means warrants of Parent in substantially the form of Exhibit E.

Wholly-Owned Domestic Subsidiary means a Wholly-Owned Subsidiary that is a Domestic Subsidiary.
Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors' or employees' qualifying shares or other minimal share allocations required by the law of the jurisdiction of organization or allocated for tax considerations) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
Withholding Agent means any Loan Party.

1.2.    Interpretation.
In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term "including" is not limiting and means "including but not limited to"; (d) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including"; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, replacements, extensions, renewals, and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) all references to "knowledge", "aware" or "awareness" or other similar terms of any Loan Party means the actual knowledge of a Responsible Officer, (i) the words "asset" and "property" shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights in this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Borrower, Lender and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Borrower or Lender merely because of Borrower’s or Lender’s involvement in their preparation.
1.3.    Accounting Changes.
It is understood that all financial statements delivered pursuant to Section 6.1 shall be prepared in accordance with GAAP as in effect on the date of their respective preparation. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used (and all financial reporting requirements set forth) herein shall be construed and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at "fair value", as defined therein and (y) without giving effect to any requirement of GAAP requiring consolidation of limited partnerships because of deemed control by the general partner, and (ii) to the extent that any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as a capital lease under as revised GAAP, such change in classification of leases from operating leases to capital leases shall be disregarded and eliminated for purposes of the operation of the terms and covenants (and the related calculations thereunder) in this Agreement unless Borrower and Lender shall otherwise mutually agree in writing.

Section 2.	Credit Facilities.
2.1.    Commitments.
On and subject to the terms and conditions of this Agreement, Lender agrees as follows:
2.1.1.    Closing Date Term Loan Commitments.
Lender agrees to make a loan to Borrower (each such loan, a "Closing Date Term Loan") on the Closing Date in an amount equal to the Closing Date Term Loan Commitment. The Commitment of Lender to make Closing Date Term Loan shall terminate concurrently with the making of the Closing Date Term Loan on the Closing Date. To the knowledge of Lender either, (i) no portion of the Closing Date Term Loan shall be funded or held with the "plan assets" of any "benefit plan investor" within the meaning of Section (3)(42) of ERISA or (ii) the Closing Date Term Loan will not constitute or result in a non-exempt prohibited transaction under Section 406 of the ERISA or Section 4975 of the IRC. The Closing Date Term Loan which is repaid or prepaid by Borrower, in whole or in part, may not be reborrowed.
2.1.2.    Delayed Draw Term Loan Commitments.
Lender agrees to make a loan to Borrower (each such loan, a "Delayed Draw Term Loan") from time to time after the Closing Date in a principal amount not to exceed the Delayed Draw Term Loan Commitment. The Commitment of Lender to make Delayed Draw Term Loans shall terminate on the Termination Date. To the knowledge of Lender either, (i) no portion of the Delayed Draw Term Loans shall be funded or held with the "plan assets" of any "benefit plan investor" within the meaning of Section (3)(42) of ERISA or (ii) the Delayed Draw Term Loans will not constitute or result in a non-exempt prohibited transaction under Section 406 of the ERISA or Section 4975 of the IRC. Delayed Draw Term Loans which are repaid or prepaid by Borrower, in whole or in part, may not be reborrowed.
2.2.    Borrowing Procedures.
Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to Lender of each proposed borrowing of a Delayed Draw Term Loan not later than 1:00 p.m. Minneapolis time at least five (5) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date and amount of such borrowing. Not later than 1:00 p.m. Minneapolis time on the date of a proposed Delayed Draw Term Loan borrowing, Lender, so long as the conditions precedent set forth in Section 4.2 with respect to such borrowing have been satisfied, shall pay over the requested Delayed Draw Term Loan to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each borrowing of Delayed Draw Term Loans shall be in an aggregate amount of at least $3,000,000 and an integral multiples of $1,000,000 (or if less, the remaining undrawn amount of the Delayed Draw Term Loan Commitment).
2.3.    Extension of Maturity Date.
Borrower may, by written notice to Lender given no later than July 31, 2020, extend the Maturity Date for a one year period commencing on the then applicable Maturity Date and ending on fourth anniversary of the Closing Date, provided that concurrently with such written notice Borrower shall deliver to Lender Warrants representing the right to acquire 1% of the Diluted Common Equity of Parent. If Borrower extends the Maturity Date pursuant to the immediately preceding sentence, Borrower may, by written notice to Lender given no later than July 31, 2021, extend the then applicable Maturity Date for an additional one year period commencing on the then applicable Maturity Date and ending on the fifth anniversary of the Closing Date, provided that concurrently with such written notice Borrower shall deliver to Lender Warrants representing the right to acquire 1.5% of the Diluted Common Equity of Parent. In no event shall the Maturity Date be extended beyond the fifth anniversary of the Closing Date. In addition to the issuance of the warrants described above, the right of the Borrower to make any extension under this Section 2.3, is subject to satisfaction of the following conditions on the date of notice of extension from the Borrower and on effective date of such extension:
(a)    the representations and warranties of Borrower or any other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and
(b)    no Event of Default or Default shall have then occurred and be continuing.
2.4.    Loan Accounting.
2.4.1.    Recordkeeping.
Lender shall record in its records the date and amount of each Loan made by Lender, and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
2.4.2.    Notes.
Promptly following the request of Lender, the Loans shall be evidenced by a Note, payable to Lender in a face principal amount equal to the outstanding principal balance of the Loans at such date and payable in such amounts and on such dates as are set forth herein.
2.5.    Interest.
2.5.1.    Interest Rates.
Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at a rate per annum equal to the sum of the LIBOR Rate plus the Applicable Margin as from time to time in effect; provided, that at any time an Event of Default exists, if elected by Lender, the Applicable Margin corresponding to each Loan or Obligation shall be increased by two percentage points per annum effective as of the date upon which such Event of Default first occurred or such later date determined Lender in writing; provided, further that, (i) any such increase may thereafter be rescinded by Lender and (ii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
2.5.2.    Interest Payment Dates.
Accrued interest on each Loan shall be payable in arrears on the last day of each Fiscal Quarter, upon a prepayment of such Loan in accordance with Section 2.7 and at maturity in cash; provided that if the last day of a Fiscal Quarter would otherwise end on a day that is not a Business Day, interest shall be paid on the preceding Business Day. After maturity and at the election of Lender at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on written demand at the rates specified in Section 2.5.1.

2.5.3.    Computation of Interest.
Interest shall be computed for the actual number of days elapsed on the basis of a year of 365/366 days.
2.6.    Prepayment.
2.6.1.    Voluntary Prepayment.
At any time after the first anniversary of the Closing Date, Borrower may from time to time, on at least one Business Day's written notice or telephonic notice (followed promptly by written confirmation thereof) to Lender not later than 2:00 p.m. Minneapolis time on such day, prepay the Loans in whole or in part (without premium or penalty except the prepayment fee set forth below). Such notice to Lender shall specify the Loans to be prepaid and the date and amount of prepayment and the application of such prepayment shall be subject to Section 2.6.3. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000 (or, if less, the remaining outstanding principal balance thereof). All prepayments of Loans pursuant to this Section 2.6.1 shall be applied to the Loans and then to the scheduled installments thereof in such order as directed by Borrower. If Borrower prepays the Loans during the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, Borrower shall pay to Lender a prepayment fee determined by multiplying the principal amount of Loans prepaid by one percent (1%). Notwithstanding the foregoing, at any time after the Closing Date Borrower may prepay the Loans in full in connection with any event under Section 8.1.10; provided that if such repayment in full occurs prior to the second anniversary of the Closing Date, the Borrower shall pay to Lender a prepayment fee determined by multiplying the principal amount of Loans prepaid by one percent (1%). If Borrower prepays the Loans on or after the second anniversary of the Closing Date, no prepayment fee shall be payable.
2.6.2.    Mandatory Prepayment.
Borrower shall prepay the Loans (in the order set forth in Section 2.6.3) until paid in full at the following times and in the following amounts:
(a)    within ten (10) Business Days of the receipt by Parent, Borrower or any Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;
(b)    within ten (10) Business Days of the receipt by Parent, Borrower or any Subsidiary of the proceeds of any sale or issuance of any Debt (other than Permitted Debt), in an amount equal to the proceeds received by Parent, Borrower or any Subsidiary of such Debt minus all reasonable and customary underwriting commissions, legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case, actually incurred in connection with such sale or issuance of Debt; and
(c)    within 150 days after the end of each Fiscal Year (commencing with Fiscal Year ending December 31, 2018), in an amount equal to (A) the ECF Percentage times Excess Cash Flow for such Fiscal Year minus (B) the sum of (i) any mandatory prepayment required to be made with respect to such Fiscal Year pursuant to Sections 2.6.2(a) or 2.6.2(b) and (ii) any voluntary prepayments of the Loans pursuant to Section 2.6.1 during such period.
Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to Lender not later than 1:00 p.m. Minneapolis time at least seven (7) Business Days prior to each mandatory prepayment pursuant to this Section 2.6.2. Lender may reject all or a portion of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to this Section 2.6.2 by providing written notice (each, a “Rejection Notice”) to the Borrower no later than 5:00 p.m. five (5) Business Days after the date of Lender’s receipt of notice regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by Lender. If Lender fails to deliver a Rejection Notice within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower or may be applied pursuant to Section 2.6.1.
2.6.3.    All Prepayments.
Any prepayment of a Loan on a day other than the last day of month shall include interest on the principal amount being repaid. All mandatory prepayments of Loans shall be applied pro rata to the remaining installments thereof. All voluntary prepayments of the Loans shall be applied as provided in Section 2.6.1.
2.7.    Repayment.
2.7.1.    Closing Date Term Loan.
Commencing on March 31, 2018, the Closing Date Term Loan shall be paid to Lender in installments of $550,000 on the last day of each Fiscal Quarter, with the remaining principal balance thereof due on the Maturity Date.
2.7.2.    Delayed Draw Term Loans.
With respect to each Delayed Draw Term Loan, commencing on later of (a) the last day of the first full Fiscal Quarter following January 1, 2018 and (b) the last day of the second full Fiscal Quarter following the date on which such Delayed Draw Term Loan was made, such Delayed Draw Term Loan shall be paid to Lender in installments equal to the principal amount of such Delayed Draw Term Loan funded by Lender multiplied by 0.0125 on the last day of each Fiscal Quarter, with the remaining principal balance thereof due on the Maturity Date.
2.8.    Payment.
2.8.1.    Making and Settlement of Payments.
All payments of principal of or interest on the Loans, and of all fees, shall be made by Borrower to Lender without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Lender not later than 2:00 p.m. Minneapolis time on the date due, and funds received after that hour shall be deemed to have been received by Lender on the following Business Day.
2.8.2.    Application of Payments and Proceeds.
(a)    Except as set forth in Section 2.6.3, and subject to the provisions of Sections 2.8.2(b) and 2.8.2(c) below, each payment of principal shall be applied to such Loans as Borrower shall direct by notice to be received by Lender on or before the date of such payment or, in the absence of such notice, as Lender shall determine in its reasonable discretion.
(b)    If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in the following order:

(i)    FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral, until Paid in Full;
(ii)    SECOND, to the payment of all accrued and unpaid interest due and owing to Lender in respect of the Loans and Commitments until Paid in Full;
(iii)    THIRD, to the payment of all principal of the Loans due and owing until Paid in Full; and
(iv)    FOURTH, to the payment of all other Obligations owing to Lender until Paid in Full.
Any remaining proceeds shall be paid to Borrower.
(c)    If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in the following order:
(i)    FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), until Paid in Full;
(ii)    SECOND, to the payment of all accrued and unpaid interest due and owing to Lender in respect of the Loans and Commitments until Paid in Full;
(iii)    THIRD, to the payment of all principal of Loans then due and owing until Paid in Full;
(iv)    FOURTH, to cash collateralize Obligations consisting of Loans not yet due and owing until Paid in Full; and
(v)    FIFTH, to the payment of all other Obligations due and owing to Lender until Paid in Full.
Any remaining proceeds shall be paid to Borrower.
2.8.3.    Payment Dates.
If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
2.8.4.    Set-off.
Borrower agrees that Lender and its Affiliates have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Lender may apply to the payment of any Obligations of Borrower hereunder then due and owing, any and all balances, credits, deposits, accounts or moneys (other than money held in Exempt Accounts excluding Exempt Accounts described in clause (iv) of the definition of Exempt Accounts) Borrower then or thereafter with Lender.
2.8.5.    Tax Treatment.
(a)    Borrower and Lender hereby acknowledge and agree that for United States federal income tax purposes, each Loan together with the Warrants issued therewith shall be treated as part of a separate investment unit within the meaning of Section 1273(c)(2) of the Code. In accordance with Section 1273(b)(2) of the IRC and Section 1273(c)(2)(A) of the IRC, the issue price of the investment unit is equal to the amount of the Loan. Allocating that issue price among the Loan and the Warrants issued therewith based on their relative fair market values, as required by Section 1273(c)(2)(B) of the IRC and U.S. Treasury Regulations Section 1.1273-2(h)(1), results in (a) the Closing Date Term Loan having an issue price of ninety-two percent (92%) of the amount of such Loan and (b) such Warrants having a purchase price of eight percent (8%) of the amount of such Loan. The allocation of issue price for any investment unit consisting of any Delayed Draw Term Loans and Warrants issued therewith will be based on their relative fair market values on the issue date of such investment unit. The Loan Parties and Lender agree to prepare their respective U.S. federal income tax returns, including statements and reports related thereto, as the case may be, in a manner consistent with the foregoing agreement, to the extent such returns, statements and reports are required to be filed.
(b)    Borrower and Lenders hereby acknowledge and agree that none of the transactions contemplated by the Loan Documents shall cause the Loans to be treated as “contingent payment debt instruments” within the meaning of Internal Revenue Code Section 1275(d) and the Treasury Regulations thereunder, including Treasury Regulation 1.1275-4.

Section 3.	Taxes; Yield Protection.
3.1.    Taxes.
(a)    For purposes of this Section 3.1, the term “applicable law” includes FATCA.
(b)    All payments of principal and interest on the Loans and all other amounts payable hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the relevant Lender timely reimburse it for the payment of, any Other Taxes.
(d)    The Loan Parties shall jointly and severally indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, provided, such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect; and, provided further that if Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Lender will use reasonable efforts to cooperate with Borrower to obtain a refund of such Taxes as long as such efforts would not result in any unreimbursed costs or expenses shall equal the amount such Person would have received had such Taxes not been asserted.
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.1, such Loan Party shall deliver to the relevant Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.
(f)    (i) If Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. (ii) Without limiting the generality of the foregoing,
(A) if a Lender is a U.S. Person it shall deliver to Borrower on or prior to the date hereof (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) if a Lender is a Foreign Lender it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) if Lender is a Foreign Lender it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.2.    Increased Cost.
(a)    If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting Loans bearing interest at the LIBOR Rate, its Note or its obligation to make Loans bearing interest at the LIBOR Rate; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Loan bearing interest at the LIBOR Rate, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
(b)    If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
(c)    Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law for purposes of this Agreement (including without limitation for purposes of this Section 3.2 and for purposes of Section 3.4), regardless of the date enacted, adopted or issued.
3.3.    Manner of Funding; Alternate Funding Offices.
Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make any Loans bearing interest at the LIBOR Rate by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

3.4.    Conclusiveness of Statements; Survival.
Determinations and statements of any Lender pursuant to Section 3.1 or 3.2 shall be rebuttably presumptive evidence absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4.	Conditions Precedent.
The obligation of Lender to make the Loans is subject to the satisfaction or waiver of the following conditions precedent:
4.1.    Initial Credit Extension.
The obligation of Lender to make the Closing Date Loans is subject to the satisfaction or waiver of following conditions precedent, each of which shall be reasonably satisfactory in all respects to Lender:
4.1.1.    Prior Debt.
The Prior Debt (other than the Existing Letters of Credit) has been (or concurrently with the initial borrowing will be) paid in full on the Closing Date.
4.1.2.    Warrants; Registration Rights Agreement.
The Parent shall have (a) issued to Lender Warrants representing the right to acquire 7.5% of the Diluted Common Equity of Parent on the Closing Date and (b) delivered to Lender a registration rights agreement, in form and substance reasonably satisfactory to Lender, duly executed and dated the Closing Date.

4.1.3.    Fees.
Borrower shall have paid all fees, reasonable costs and reasonable out-of-pocket expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.
4.1.4.    Delivery of Loan Documents.
Borrower shall have delivered the following documents in form and substance reasonably satisfactory to Lender (and, as applicable, duly executed and dated the Closing Date or an earlier date reasonably satisfactory to Lender):
(a)    Agreement. This Agreement and the Disclosure Letter.
(b)    Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including, if applicable, Intellectual Property security agreements and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(c)    Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Lender perfected Liens (subject only to Permitted Liens) in the Collateral.
(d)    Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements (other than with respect to this Agreement) filed against any Loan Party, with copies of such financing statements.
(e)    Payoff; Release. Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.
(f)    Letter of Direction. A letter of direction attaching funds flow information, with respect to the proceeds of the Loans on the Closing Date.
(g)    Authorization Documents. For each Loan Party, such Person's (i) articles of incorporation, certificate of incorporation or certificate of formation (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state in which it is required to be qualified to do business pursuant to its representation in Section 5.1, (iii) bylaws, operating agreement or partnership agreement (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person's execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
(h)    Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.
4.1.5.    Representations and Warranties.
The representations and warranties of Borrower or any other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
4.1.6.    Absence of Event of Default.
No Event of Default or Default shall have then occurred and be continuing.
4.2.    Delayed Draw Term Loans.
The obligation of Lender to make Delayed Draw Term Loans is subject to the satisfaction or waiver of the following conditions precedent: (a) the representations and warranties of Borrower or any other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (b) no Event of Default or Default shall have then occurred and be continuing, and (c) Parent shall have issued to Lender Warrants representing the right to acquire 0.15% of the Diluted Common Equity of Parent for each $1,000,000 of Delayed Draw Term Loans requested to be borrowed. Each request by Borrower for the making of a Delayed Draw Term Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied or waived at the time of the making of such Loan and giving effect thereto.

Section 5.	Representations and Warranties.
To induce Lender to enter into this Agreement and make Loans hereunder, Borrower represents and warrants to Lender that, after giving effect to the transactions contemplated by the Loan Documents, on the Closing Date:
5.1.    Organization.
Borrower is a corporation validly existing and in good standing under the laws of the State of Nevada; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1 to the Disclosure Letter lists all Subsidiaries of the Parent as of the Closing Date, each of which, other than Performant Europe Ltd, is a Loan Party as of the Closing Date.
5.2.    Authorization; No Conflict.
Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder, and each of Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by Borrower of this Agreement and by each of Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect and the filing of applicable Uniform Commercial Code financing statements and other filings), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any Subsidiary or any other Loan Party (other than Liens in favor of Lender created pursuant to the Collateral Documents) in each case of the foregoing clauses (a), (b) and (c), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.3.    Validity; Binding Nature.
Each of this Agreement and each other Loan Document to which Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.
5.4.    Financial Condition.
(a)    The audited consolidated financial statements of Parent, Borrower and the Subsidiaries as at its Fiscal Year ending December 31, 2016, copies of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects (taken as a whole) the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)    The consolidated projections of Parent, Borrower and the Subsidiaries for the 5 year period commencing January 1, 2017 delivered to Lender on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower believed to be reasonable at the time delivered. Lender acknowledges and agrees that such projections represent forward looking information, are subject to certain inherent uncertainties, that actual results might vary significantly from such projections and such variances might be material; therefore, such projections and forecasts are not to be viewed as facts or as a guarantee of performance or achievement of a particular result and no assurances can be given that such projections will be realized.
5.5.    No Material Adverse Change.
Since December 31, 2016, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole.
5.6.    Litigation.
No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower's knowledge, threatened in writing against any Loan Party which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6 to the Disclosure Letter.
5.7.    Ownership of Properties; Liens.
Each of Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever other than Intellectual Property free and clear of all Liens, charges and claims, except Permitted Liens.
5.8.    Capitalization.
All issued and outstanding equity securities of Borrower and the other Loan Parties (other than Parent) are duly authorized and validly issued, and, if corporate stock, are fully paid, non-assessable (if applicable), and all such securities are free and clear of all Liens other than those permitted by Section 7.2 or in favor of Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 to the Disclosure Letter sets forth the authorized equity securities of each Loan Party as of the Closing Date. All of the issued and outstanding equity of Parent is owned as set forth on Schedule 5.8 to the Disclosure Letter as of the Closing Date, all of the issued and outstanding equity of Borrower is owned by Parent, and all of the issued and outstanding equity of each other Subsidiary of Parent is, directly or indirectly, owned by Borrower. As of the Closing Date, except for the Warrants and as set forth on Schedule 5.8 to the Disclosure Letter, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Borrower or any other Loan Party (other than Parent).
5.9.    Pension Plans.
Except as could not reasonably be expected to have a Material Adverse Effect, (a) no steps have been taken to terminate any Pension Plan; (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or Section 430 of the IRC; (c) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other Loan Party of any liability, fine or penalty; (d) all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (e) neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and (f) neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 430 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
5.10.    Investment Company Act.
Neither Borrower nor any other Loan Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company", within the meaning of the Investment Company Act of 1940.
5.11.    No Default.
No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
5.12.    Margin Stock.
Neither Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.
5.13.    Taxes.
Each of Borrower and each other Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be or otherwise owing, except (i) for taxes and other governmental charges which in the aggregate (x) would not reasonably be expected to result in a Material Adverse Effect and (y) would not result in the creation of a Lien other than a Permitted Lien, and (ii) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
5.14.    Solvency.
On the Closing Date, and immediately prior to and after giving effect to each borrowing of Loans hereunder and the use of the proceeds thereof, the fair salable value of Borrower’s and its Subsidiaries’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s and its Subsidiaries liabilities; Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature and has not stopped paying its debts as they fall due and the value of its assets is not less than the value of its liabilities (taking into account Contingent Obligations).
5.15.    Environmental Matters.
The on-going operations of Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except in each case where the failure to do so could not reasonably be expected to result in material liability to Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect. None of Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that would reasonably be expected to result in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any other Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.
5.16.    Insurance.
Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by similarly situated companies engaged in similar businesses and owning similar properties in localities where Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16 to the Disclosure Letter.
5.17.    Information.
All written information (other than forward looking information, projections, budgets, estimates and information of a general economic or industry specific nature) concerning the Loan Parties heretofore or contemporaneously herewith furnished in writing by Borrower or any other Loan Party to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information (other than forward looking information, projections, budgets, estimates and information of a general economic or industry specific nature) concerning the Loan Parties hereafter furnished by or on behalf of Borrower or any Loan Party to Lender pursuant hereto or in connection herewith will be, taken as a whole and as supplemented, true and accurate in all material respect, and, as of the date furnished, none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made, in each case on the date as of which such information is dated or certified. It is acknowledged and agreed by Lender that (i) any projections and forecasts provided by Borrower are based on good faith estimates, (ii) any projections are by their nature speculative, (iii) assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results, and (iv) such differences might be material.
5.18.    Intellectual Property.
Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights (collectively, "Intellectual Property"), free and clear of all Liens except Permitted Liens, as are necessary for the conduct of the business of Borrower and the other Loan Parties, without any infringement to Borrower's knowledge, upon rights of others, other than, in each case, as could not reasonably be expected to have a Material Adverse Effect.
5.19.    Labor Matters.

Except as set forth on Schedule 5.19 to the Disclosure Letter, neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement as of the Closing Date. There are no existing, and no Loan Party has received notice of any threatened, strikes, lockouts or other labor disputes involving Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except where such violations would not be reasonably expected to have a Material Adverse Effect.
5.20.    Bank Accounts.
All of the deposit accounts, securities accounts or other similar accounts maintained by the Loan Parties as of the Closing Date other than Exempt Accounts are set forth on Schedule 5.20 to the Disclosure Letter.

Section 6.	Affirmative Covenants.
From and after the Closing Date and until the date on which all Obligations have been Paid in Full and the Commitments have been terminated, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
6.1.    Information.
Furnish to Lender:
6.1.1.    Annual Report.
Promptly when available and in any event within 120 days after the close of each Fiscal Year a copy of the annual audit report of Parent, Borrower and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Parent, Borrower and the Subsidiaries as at the end of such Fiscal Year, certified by Borrower's independent certified public accountants together with  a comparison with the previous Fiscal Year.
6.1.2.    Interim Reports.
Promptly when available and in any event within 45 days after the end of each Fiscal Quarter consolidated balance sheets of Parent, Borrower and the Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and a consolidated statement of cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by an Authorized Officer of Borrower together with a written statement of Borrower's management setting forth a discussion of Borrower's financial condition, changes in financial condition and results of operations.
6.1.3.    Additional Information.
(a)    Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of financial statements pursuant to Section 6.1.2, a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by an Authorized Officer of Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 7.14 and (ii) a statement to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(b)    Promptly when available and in any event within 150 days after the close of each Fiscal Year, an Excess Cash Flow Certificate.
6.1.4.    Reports to SEC and Shareholders.
Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with the Securities Exchange Commission, (b) all registration statements of each Loan Party filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other material communications made to security holders generally. Documents required to be delivered pursuant to Section 6.1.1, 6.1.2 or 6.1.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent provides a link or electronic document (which may be delivered via electronic mail including by subscribing Lender’s electronic mail address set forth on Annex I hereto to receive Parent’s Securities and Exchange filings at http://investors.performantcorp.com/alerts.cfm?) to Lender to such documents or to the internet webpage(s) on which such information is posted and to which Lender has access; provided that Borrower shall deliver paper copies of such documents to Lender upon request.
6.1.5.    Notice of Default; Litigation; ERISA Matters.
Promptly upon any Authorized Officer obtaining knowledge of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:
(a)    the occurrence of an Event of Default or a Default;
(b)    any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;
(c)    the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan which could give rise to a payment liability by Borrower or any other Loan Party in excess of $2,500,000, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under ERISA or the IRC) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty in excess of $2,500,000 (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit (excluding any welfare benefits offered during a severance period), or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 431 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
(d)    any cancellation or material change in any insurance maintained by Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect; or

(e)    any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.
6.1.6.    Subordinated Debt Notices.
Promptly following receipt, copies of any material notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.
6.1.7.    Subsidiary Capitalization.
Within twenty (20) days after the capitalization of any Subsidiary (which newly-capitalized Subsidiary shall be a Wholly-Owned Subsidiary), provide written notice to Lender of the capitalization of such Subsidiary by Borrower or any Subsidiary, together with the actions proposed to be taken by Borrower to comply with, or cause compliance with, the provisions of Section 6.8 in respect of such Subsidiary.
6.1.8.    Other Information.
Promptly from time to time, such other information concerning Borrower and any other Loan Party as Lender may reasonably request. In no event shall the requirements set forth in this Section 6.1.8 require any Loan Party to provide (a) information restricted by a third party confidentiality agreement in the ordinary course of business to the extent such disclosure to Lender is prohibited thereby and (b) other information (i) in respect of which disclosure to Lender (or its representatives or contractors) is prohibited by Law or (ii) that is subject to attorney client or similar privilege or constitutes attorney work-product.
6.2.    Books; Records; Inspections.
Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects; and permit, and cause each other Loan Party to permit, at any reasonable time during normal business hours and with reasonable prior notice not more than once per year (or at any time without notice if an Event of Default exists), Lender or any representative thereof to (i) visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof, so long as Borrower or its representative is given the opportunity to be present) (ii) inspect the properties and operations of Loan Parties, and (iii) inspect, examine, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All such visits, inspections, examinations or audits by Lender shall be at Borrower's expense, provided that so long as no Event of Default or Default exists, Borrower shall not be required to reimburse Lender for visits more frequently than once each Fiscal Year or in an amount in excess of $10,000 in the aggregate in any Fiscal Year and Borrower shall not be required to reimburse Lender for any inspections, examinations, appraisals and audits.
6.3.    Maintenance of Property; Insurance.
(a)    Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would reasonably be expected to result in a Material Adverse Effect.
(b)    Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. Upon request of Lender, Borrower shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. No later than thirty (30) days after the Closing Date (or such later date as Lender, acting reasonably, may agree), Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as a loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days' notice (ten (10) days' notice for cancellation due to non-payment) will be given to Lender prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Lender. Borrower shall execute and deliver, and cause each other applicable Loan Party to execute and deliver, to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by the Loan Parties.
(c)    Unless Borrower provides Lender with evidence of the continuing insurance coverage required by this Agreement, Lender may purchase insurance at Borrower's expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower's and each other Loan Party's interests. The coverage that Lender purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Lender purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.
6.4.    Compliance with Laws; Payment of Taxes and Liabilities.
(a) Comply, and cause each other Loan Party to comply with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such Tax, charge or claim so long as (i) it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the nonpayment of such tax or charge would not (x) reasonably be expected to result in a Material Adverse Effect, and (y) would not result in the creation of a Lien other than a Permitted Lien.
6.5.    Maintenance of Existence.
Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. Performant Europe Ltd is in the process of being wound up and dissolved, and Borrower shall cause such process to be completed not later than December 31, 2017 (or such later date as Lender, acting reasonably, may agree).
6.6.    Employee Benefit Plans.
Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations except to the extent the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.
6.7.    Environmental Matters.
If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws, except where the failure to comply (x) would not reasonably be expected to result in a Material Adverse Effect and (y) would not result in the creation of a Lien other than a Permitted Lien. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance, except where the failure to comply (x) would not reasonably be expected to result in a Material Adverse Effect and (y) would not result in the creation of a Lien other than a Permitted Lien.
6.8.    Further Assurances.
(a)    Take, and cause each other Loan Party to take, such actions as are necessary and as Lender may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Lender (subject only to the Permitted Liens) on substantially all of the Collateral (other than Excluded Property (as defined in the Guarantee and Collateral Agreement)) of Borrower and each other Loan Party (other than Foreign Subsidiaries) (as well as all equity interests of Borrower and each Subsidiary (other than Foreign Subsidiaries) and 65% of the Equity Interests of each first-tier Foreign Subsidiary owned directly by Borrower or a Domestic Subsidiary) and guaranteed by each Loan Party other than Borrower (and other than Foreign Subsidiaries) (including, within twenty (20) days after the capitalization thereof, any Subsidiary (other than a Foreign Subsidiary) that is acquired or created after the Closing Date), in each case including (a) the execution and delivery, if applicable, of guaranties, security agreements, pledge agreements, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession; provided that in no event shall (x) a Foreign Subsidiary or an Excluded Foreign Holding Company guarantee the Obligations or any Loan Party pledge more than sixty-five percent (65%) of any Foreign Subsidiary's or Excluded Foreign Holding Company's outstanding Equity Interest or (y) a Loan Party be required to obtain any leasehold mortgage.
(b)    Following the Closing Date, upon the reasonable request of the Lender, the Loan Parties shall use commercially reasonable efforts to cause each landlord with respect to any leased location specified by the Lender to deliver a Collateral Access Agreement.
(c)    No later than sixty (60) days after the Closing Date (or such later date as Lender, acting reasonably, may agree) Borrower shall deliver to Lender a deed of trust with respect to the real property in Josephine County, Oregon.

Section 7.	Negative Covenants.

From and after the Closing Date and until the date on which all Obligations have been Paid in Full and the Commitments have been terminated, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
7.1.    Debt.
Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except the following ("Permitted Debt"):
(a)    Obligations under this Agreement and the other Loan Documents;
(b)    Debt incurred in connection with Liens permitted under Section 7.2(b);
(c)    Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $7,500,000;
(d)    (i) Debt of Parent to any Wholly-Owned Domestic Subsidiary, (ii) Debt of any Wholly-Owned Domestic Subsidiary to Parent or another Wholly-Owned Domestic Subsidiary of Parent, and (iii) Debt of any Foreign Subsidiary to another Foreign Subsidiary;
(e)    Hedging Obligations that are not for speculative purposes;
(f)    Debt described on Schedule 7.1 to the Disclosure Letter as of the Closing Date, and any extension, renewal, replacement, restructuring or refinancing thereof so long as the principal amount thereof is not increased (except by an amount of any accrued interest, fees and expenses, and premium paid in connection with such extension, renewal, replacement, restructuring and refinancing thereof);
(g)    Contingent Obligations arising with respect to customary indemnification obligations or purchase price adjustments or similar obligations in connection with dispositions permitted under Section 7.4, Permitted Acquisitions or Investments permitted by Section 7.10;
(h)    Permitted Seller Debt and Permitted Earn-Outs;
(i)    Contingent Obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of guarantees of Debt incurred for the benefit of any other Loan Party if the primary obligation is permitted elsewhere in this Section 7.1 or (iii) with respect to statutory, surety and appeal bonds, performance bonds and other similar obligations (including with respect to workers' compensation claims);
(j)    accrual and capitalization of interest on any Permitted Debt;
(k)    Debt consisting of promissory notes issued by any Loan Party to former officers, directors, employees (or their estates, spouses or former spouses) of Borrower or Parent to purchase or redeem capital stock of Borrower or Parent upon termination of employment;
(l)    Debt incurred in connection with the financing of insurance premiums;
(m)    Debt in respect of netting services, cash management services, overdraft protections and otherwise in connection with deposit accounts, so long as such Debt is incurred in the ordinary course of business;

(n)    Debt and Contingent Obligations arising in connection with the Existing Letters of Credit and any other letters of credit issued at the request of any Loan Party in the ordinary course of such Loan Party’s business, in an aggregate outstanding amount not at any time exceeding $5,000,000;
(o)    other Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $2,500,000;
(p)    Subordinated Debt;
(q)    Contingent Obligations arising under guarantees by a Loan Party (other than Parent) of (i) Debt or other obligations of any other Loan Party or (ii) Debt or other obligations of any Subsidiary that is not a Loan Party, which Debt or other obligations are otherwise permitted hereunder and, in the case of clause (ii), when combined with Investments by a Loan Party in any Subsidiary that is not a Loan Party permitted by Section 7.10(a), do not exceed $5,000,000 in the aggregate as reduced on a dollar for dollar basis by the amount of any Debt or other obligations made under this Section 7.1(q)(ii) or any Investment made under Section 7.10(q); provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;
(r)    Debt incurred by any Loan Party under customary agreements consisting of indemnification, adjustment of purchase price or similar obligations entered into in connection with asset dispositions, Permitted Acquisitions and Investments permitted by Section 7.10, or from guarantees or letters of credit, securing the performance of any Obligor pursuant to such agreements, incurred or contracted for in connection with asset dispositions, Permitted Acquisitions and such permitted Investments;
(s)    Debt incurred by joint ventures or minority interests in the aggregate amount not to exceed $2,000,000 at any time outstanding; provided that all such Debt shall be non-recourse to any Loan Party;
(t)    Debt representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Parent, Borrower and its Subsidiaries incurred in the ordinary course of business or existing on the Closing Date; and
(u)    Debt assumed or acquired by Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that such Debt exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement, other than with respect to the accrual of interest, fees or other similar costs imposed as a result of the refinancing) or shorten the maturity or the weighted average life thereof; provided further that the aggregate amount of all such Debt at any time outstanding shall not exceed $7,500,000.
7.2.    Liens.
Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except any of the following ("Permitted Liens"):
(a)    Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or that are being diligently contested in good faith by appropriate proceedings and for which it maintains adequate reserves in accordance with GAAP;
(b)    Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords, repairmen and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation, deferred compensation, supplemental retirement plans and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations or pledges or deposits in connection with insurance, leases, or other contracts or bids) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(c)    Liens described on Schedule 7.2 to the Disclosure Letter as of the Closing Date, including replacement Liens on the property subject to such Liens on the Closing Date (and proceeds, products, accessions or substitutions thereof);
(d)    subject to the limitation set forth in Section 7.1(c), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased, proceeds, accessions and substitutions thereof), (ii) Liens existing on fixed assets at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any fixed assets securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such fixed assets within 90 days of the acquisition thereof and attaches solely to the fixed assets so acquired;
(e)    attachments, appeal bonds, judgments and other similar Liens, for sums not constituting an Event of Default arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)    zoning restrictions, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;
(g)    Liens arising under the Loan Documents;
(h)    the replacement, refinancing, restructuring, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto (and proceeds thereof) arising out of the extension, renewal, refinancing, restructuring, or replacement of the Debt secured thereby (without increase in the amount thereof except accrued interest, fees and expenses, and premium paid in connection with such extension, renewal, replacement, restructuring and refinancing thereof);
(i)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(j)    Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement (including licenses and leases pertaining to intellectual property) and any precautionary uniform commercial code financing statements filed in connection therewith granted to any Loan Party in the ordinary course of business to the extent limited to the item licensed, leased, sublicensed or subleased;
(k)    Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;
(l)    Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(m)    Liens deemed to exist in connection with Permitted Investments that constitute repurchase obligations;
(n)    Rights of setoff or banker's liens upon deposits of cash in favor of banks or other deposit institutions to the extent permitted by the tri-party agreements required by Section 7.13;
(o)    Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure the payment of customs duties in connection with importation of goods;
(p)    Liens in an amount not to exceed $2,500,000 in the aggregate securing Permitted Debt or other obligations;
(q)    earnest money deposits of cash or Cash Equivalent Investments made in good faith in connection with any letter of intent or purchase agreement with respect to a transaction expressly permitted hereunder;
(r)    in the case of any non-Wholly-Owned Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement to the extent payment thereof is otherwise permitted under the Loan Documents at the time such payment is due and owing; and
(s)    Liens securing Debt permitted under Sections 7.1(n), 7.1(s), and 7.1(u).
7.3.    Restricted Payments.
Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders, in their capacity as equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing,
(i)    any Subsidiary may pay dividends or make other distributions to Borrower or to a Wholly-Owned Domestic Subsidiary of Borrower;
(ii)    Borrower may make distributions to Parent;
(iii)    any of Parent, Borrower or Subsidiaries may reimburse expenses and pay fees and indemnifications in respect of the services provided by directors;
(iv)    Borrower and/or its Subsidiaries may make payments to allow any Loan Party to repurchase equity from former directors, officers or employees of any Loan Party, their estates, spouses, or former spouses in connection with the termination of such employee's employment (or such director's directorship) not to exceed $2,000,000 in the aggregate or $1,000,000 to any single such Person, and the Loan Parties may make distributions to their parent companies to effect such purchases and/or to make payments on any notes issued in connection with any such repurchase; provided, however, that no Event of Default shall have occurred and be continuing at the time of such distribution;
(v)    any of Parent, Borrower or Subsidiaries may make repurchases of capital stock of any Loan Party deemed to occur upon the cashless exercise of options or warrants;

(vi)    Borrower may make payments to employees that are stockholders pursuant to the termination provisions of employment agreements;
(vii)    Parent may (a) make any dividend or other distribution to any of its equity holders, in their capacity as equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, to the extent not otherwise limited by the terms thereof, or (d) set aside funds for any of the foregoing, so long as the Restricted Payment Conditions are satisfied;
(viii)    Borrower and its Subsidiaries may make payments with respect to (A) Permitted Seller Debt and (B) Subordinated Debt as permitted by the Subordination provisions of such Subordinated Debt;
(ix)    Borrower and its Subsidiaries may make scheduled payments with respect to Permitted Earn-Outs so long as no Event of Default exists or would be caused thereby and Borrower is in compliance with the financial covenants set forth in Section 7.14 on a pro forma basis after giving effect to such payment; and
(x)    Borrower and Parent may make non‑cash distributions or conversions of equity, in the form of equity issuances.
7.4.    Mergers; Consolidations; Asset Sales.
(a)    Not, and not permit any other Loan Party to, be a party to any merger or consolidation or liquidation, except for (i) any such merger or consolidation or liquidation of any Subsidiary into Borrower or any Wholly-Owned Domestic Subsidiary of Borrower and (ii) Permitted Acquisitions.
(b)    Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for:
(i)    sales of inventory in the ordinary course of business;
(ii)    sales, transfers and dispositions of assets (excluding any equity interests of Borrower or any Subsidiary) for at least fair market value (as determined by the Board of Directors of Borrower) so long as the value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000;
(iii)    the use of cash or Cash Equivalents in a manner not prohibited by the Loan Documents and the making of Investments otherwise permitted hereunder;
(iv)    licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties;
(v)    sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;
(vi)    the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries;
(vii)    sales, licenses or leases of intellectual property in the ordinary course of business; and

(viii)    dispositions resulting from any casualty or property or condemnation proceedings or events, provided the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable.
(ix)    dispositions of worn out, surplus or uneconomical assets;
(x)    sales, transfers, leases or other dispositions by any Loan Party to any other Loan Party;
(xi)    the granting of Permitted Liens, the making of Restricted Payments permitted under Section 7.3 and the making of Investments permitted under Section 7.10;
(xii)    the voluntary termination of any Hedging Obligations;
(xiii)    cancellation of intercompany Debt owing by a Loan Party; and
(xiv)    Dispositions or transactions permitted in clause (a) above.
7.5.    Modification of Organizational Documents.
Not permit the charter, by-laws or other organizational documents of Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.
7.6.    Use of Proceeds.
Use the proceeds of the Loans, solely (a) to repay the Prior Debt and to pay any fees and expenses in connection therewith, (b) to pay fees and expenses in connection with the closing of this Agreement and (c) for working capital and other general business purposes of Parent, Borrower and the Subsidiaries and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.
7.7.    Transactions with Affiliates.
Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates, except:
(i)    transactions, arrangements and contracts which are on terms which are not less favorable to it or such other Loan Party than are obtainable from any Person which is not one of its Affiliates;
(ii)    transactions, arrangements, fees, reimbursements and indemnities as expressly permitted by this Agreement and the other Loan Documents;
(iii)    as set forth on Schedule 7.7 to the Disclosure Letter;
(iv)    Compensation, expense reimbursement and indemnities to officers, employees, consultants and directors;
(v)    Issuances of stock, options and warrants therefore;
(vi)    Expense reimbursement and indemnities to Affiliates to the extent permitted in this Agreement;

(vii)    Employment agreements and agreements incidental thereto entered into with officers and employees of the Loan Parties;
(viii)    transactions among Loan Parties and transactions among Subsidiaries that are not Loan Parties; and
(ix)    following the exercise of any of the Warrants by Lender, transactions with Lender or any of Lender’s Affiliates.
7.8.    Inconsistent Agreements.
Except as otherwise permitted by this Agreement or the other Loan Documents, not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, except where such violation or breach could not reasonably be expected to have a Material Adverse Effect, (b) prohibit Borrower or any other Loan Party from granting to Lender a Lien on any of its Collateral or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Person obligated on such Debt or property or assets securing such Debt, (C) customary provisions in leases, licenses and other contracts restricting the assignment, licensing, subletting or transfer thereof, (D) provisions in joint venture agreements and similar agreements relating to joint ventures as they relate to clauses (b), (c)(i) and (c)(iii) above, (E) restrictions on cash earnest money deposits in favor of sellers in connection with Acquisitions not prohibited hereunder, (F) customary restrictions in documents, instruments and agreements evidencing Subordinated Debt (other than Permitted Earn Outs) restrictions imposed by applicable law or (G) encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, supplements, replacement of any of the foregoing so long as such encumbrances or restrictions, taken as a whole, are not more restrictive than those prior to such amendments, modifications, restatements, renewals, supplements, or replacements.
7.9.    Business Activities.
Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably ancillary, related, similar or complementary thereto.
7.10.    Investments.
Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following (each, a "Permitted Investment"):
(a)    contributions by (i) Parent to Borrower, or (ii) Borrower to the capital of any Wholly-Owned Domestic Subsidiary of Borrower, or by any Subsidiary to the capital of any other Wholly-Owned Domestic Subsidiary of Borrower, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property which constitute Collateral, in each case in accordance with Section 6.8;

(b)    Investments constituting Debt permitted by Section 7.1(c);
(c)    Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;
(d)    cash and Cash Equivalent Investments, and receivables and trade credit created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(e)    bank deposits in the ordinary course of business;
(f)    Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors or acquired in connection with the settlement of delinquent Accounts in the ordinary course of business;
(g)    Investments in Subsidiaries as of the Closing Date and Investments listed on Schedule 7.10 to the Disclosure Letter as of the Closing Date and replacements, refinancing, extensions and renewals thereof that do not increase the outstanding amount thereof (except by an amount of any accrued interest, fees and expenses, and premium paid in connection with such extension, renewal, replacement, restructuring and refinancing thereof);
(h)    any purchase or other acquisition by Borrower or any Wholly-Owned Domestic Subsidiary of Borrower of the assets or equity interests of any Domestic Subsidiary of Borrower;
(i)    Investments consisting of promissory notes issued to Parent by officers, directors and employees which are used by such Persons to simultaneously purchase equity securities of Parent;
(j)    deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Permitted Lien;
(k)    Investments in prepaid expenses, utility and workers' compensation, performance and other similar deposits, each as entered into in the ordinary course of business;
(l)    Hedging Obligations;
(m)    A loan or an Investment that could otherwise be made as a distribution permitted under Section 7.3 (with a commensurate reduction of the ability to make additional distributions under such section);
(n)    accretions and accruals of value on the above Investments;
(o)    other Investments (other than Investments in bank deposits that are maintained in banks that are not subject to control agreements as required under Section 7.13), loans and advances in addition to those otherwise permitted by this Section to the extent the aggregate amount of such other Investments, loans and advances made after the Closing Date and not repaid does not exceed $2,500,000 in the aggregate;
(p)    Permitted Acquisitions;
(q)    Investments to the extent made or paid with the net proceeds of Excluded Issuances;
(r)    extensions of trade credit by the Loan Parties in the ordinary course of business;
(s)    non-cash consideration received in connection with Dispositions to the extent permitted hereunder;

(t)    Investments in joint ventures not to exceed $2,000,000 in the aggregate at any time outstanding; and
(u)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;
(v)    Issuances guaranty obligations permitted hereunder; and
(w)    If Total Debt to EBITDA Ratio is less than 4.5:1.0, other Investments not to exceed $2,000,000 in the aggregate at any time outstanding.
7.11.    Restriction of Amendments to Certain Documents.
Not amend or otherwise modify, or waive any rights under any provisions of any Subordinated Debt, other than amendments, modifications and waivers which are permitted by the subordination agreement or subordination terms applicable thereto.
7.12.    Fiscal Year.
Not change its Fiscal Year without the consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed).
7.13.    Bank Accounts.
Not, and not permit any other Loan Party, to maintain or establish any deposit accounts, securities accounts or similar accounts (except for Exempt Accounts) (a) without prior written notice to Lender of the establishment of such account (other than such accounts listed on Schedule 5.20 to the Disclosure Letter) and (b) unless Lender, Borrower or such other applicable Loan Party and the bank or other financial institution at which the account is to be opened enter into a tri-party account control agreement, in form and substance satisfactory to Lender; provided that, with respect to each account listed on Schedule 5.20 to the Disclosure Letter, no later than thirty (30) days after the Closing Date (as such deadline may be extended by Lender in its sole discretion), Borrower shall deliver to Lender a fully executed tri-party control agreement in form and substance satisfactory to Lender signed by Borrower, Lender and the bank or financial institution at which such account is maintained. It is agreed and understood that the foregoing requirement to deliver a tri-party account agreement shall not apply to any Exempt Account.
7.14.    Financial Covenants.
7.14.1.    Fixed Charge Coverage Ratio.
Not permit the Fixed Charge Coverage Ratio as calculated on the last day of any Computation Period for the period of such Computation Period, commencing with the Computation Period ending September 30, 2017, to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Fixed Charge Coverage Ratio
September 30, 2017, December 31, 2017, March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019	0.5:1.0
March 31, 2020 and June 30, 2020	1.0:1.0
If the Maturity Date is extended pursuant to Section 2.3 until the fourth anniversary of the Closing Date, September 30, 2020 and December 31, 2020	1.0:1.0
If the Maturity Date is extended pursuant to Section 2.3 until the fourth anniversary of the Closing Date, March 31, 2021 and June 30, 2021	1.25:1.0
If the Maturity Date is extended pursuant to Section 2.3 until the fifth anniversary of the Closing Date, September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022	1.25:1.0

7.14.2.    Total Debt to EBITDA Ratio.
Not permit the Total Debt to EBITDA Ratio, as of the last day of any Computation Period, commencing with the Computation Period ending September 30, 2017 to exceed 6.00:1.00.
7.14.3.    Equity Cure Right.
(a)    In the event of a failure to comply with the financial covenants set forth in Sections 7.14.1, and 7.14.2 above with respect to a Computation Period, Borrower shall have the right, so long as Borrower delivers Lender an irrevocable, express, binding written notice that it shall exercise such right within 3 Business Days after the delivery of the Compliance Certificate delivered corresponding to such Computation Period pursuant to Section 6.1.3 and so long as Borrower consummates the exercise of such right pursuant to the procedures described in this Section 7.14.3 within 30 days subsequent to the date the Compliance Certificate corresponding to such Computation Period is required to be delivered pursuant to Section 6.1.3 (the "Investment Period"), to deem any prepayment of the Loans actually made after the end of such Computation Period but prior to the end of such Investment Period (a "Cure Amount") as being a dollar-for-dollar increase to the amount of EBITDA for the last Fiscal Quarter of such Computation Period (which increase to EBITDA shall be deemed to have occurred solely for purposes of determining Borrower's compliance with the financial covenants in Sections 7.14.1, and 7.14.2 and not for any other purpose with respect to which EBITDA is calculated under this Agreement). It is agreed and understood that any such prepayment of the Loans shall not be deemed to reduce Total Debt as of the last day of such Computation Period for purposes of determining Borrower's compliance with the financial covenants in Sections 7.14.2. Upon Lender's receipt of such Cure Amount, the financial covenants set forth in Sections 7.14.1, and 7.14.2 above with respect to such Computation Period shall, as applicable, be recalculated based on the election made by Borrower pursuant to the first sentence of this Section 7.14.3 and if, after giving effect to such recalculation, Borrower shall then be in compliance with the financial covenants set forth in Sections 7.14.1, and 7.14.2 above with respect to such Computation Period, Borrower shall be deemed to have satisfied such financial covenants with respect to such Computation Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants which had occurred with respect to such Computation Period shall be deemed cured for all purposes of the Agreement.

(b)    Notwithstanding clause (a) above in this Section 7.14.3, (i) no Cure Amount shall be greater than 100% of the amount necessary to eliminate the breach of the applicable financial covenant, (ii) the aggregate amount of all Cure Amounts at any time shall not exceed ten percent (10%) of the EBITDA of the Loan Parties for the most recent Computation Period ending on or prior to such time (without taking into account any Cure Amounts included in such calculation), (iii) Borrower may not exercise the equity cure right under this Section 7.14.3 more than four (4) times during the term of this Agreement, and (iv) Borrower may not exercise the equity cure right under this Section7.14.3 for any two (2) consecutive Fiscal Quarters.
(c)    Notwithstanding anything to the contrary set forth in this Section 7.14.3 or elsewhere in this Agreement, for purpose of testing compliance with any of Sections 7.14.1, and 7.14.2 for any subsequent Computation Period that includes the last Fiscal Quarter of the Computation Period in respect of which an equity cure has been exercised as described above, (i) EBITDA shall be deemed increased by the amount of such Cure Amount for purposes of calculating such financial covenants for such subsequent Computation Period, and (ii) the Total Debt to EBITDA Ratio for purposes of calculation compliance with Sections 7.14.2 shall be calculated without giving effect to the reduction to Total Debt resulting from such prepayment of the Loans and (iii) any increase in EBITDA that occurs as a result of the exercise of the equity cure rights described herein shall not be deemed to have occurred when calculating EBITDA for any purpose under this Agreement other than determining compliance with the financial covenants set forth in Sections 7.14.1 and 7.14.2. Lender agrees that during any Investment Period, it will not be entitled to treat any applicable financial covenant breach or default as the basis for any enforcement action under this Agreement including without limitation the imposition of a default rate of interest, except that Lender may treat such default or breach as an Event of Default hereunder for purposes of Section 4.2.

Section 8.	Events of Default; Remedies.
8.1.    Events of Default.
Following the Closing Date, each of the following shall constitute an Event of Default under this Agreement:
8.1.1.    Non-Payment of Credit.
Default in the payment when due of the principal of any Loan; or default, and continuance thereof for 3 days, in the payment when due of any other Obligations, including any interest, fee, or other amount payable by any Loan Party hereunder or under any other Loan Document.
8.1.2.    Default Under Other Debt.
Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, unless such payment is prohibited by this Agreement or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
8.1.3.    Bankruptcy; Insolvency.
(a)    Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(b)    Any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
8.1.4.    Non-Compliance with Loan Documents.
(a) Failure by Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.5(a), 6.3(b) and 6.3(c), 6.5, 6.8(a) and Section 7, or (b) the failure of any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8 and continuance of such failure described in this clause (b) for 30 days after the earlier to occur of (i) any Authorized Officer of any Loan Party obtaining knowledge of any such failure, or (ii) the delivery of notice thereof to Borrower by Lender.
8.1.5.    Representations; Warranties.
Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; provided that it is acknowledged and agreed that projections as to future events provided by the Loan Parties are not to be viewed as facts or as a guarantee of performance or achievement of a particular result, are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, no assurances can be given that such projections will be realized and actual results during the periods covered by any such projections and forecasts may differ significantly from projected or forecasted results and such differences may be material).
8.1.6.    Pension Plans.
(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination Borrower or any Loan Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, (x) in an amount that could not reasonably be expected to result in a Material Adverse Effect and (y) which does not result in the creation of a Lien other than a Permitted Lien; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under ERISA with respect to the assets of Borrower or any Loan Party; or (c) there shall occur any complete withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party, the Controlled Group have incurred on the date of such withdrawal) (x) in an amount that could not reasonably be expected to results in a Material Adverse Effect and (y) which does not result in the creation of a Lien other than a Permitted Lien.
8.1.7.    Judgments.

Final judgments which exceed an aggregate of $5,000,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 45 days after entry or filing of such judgments.
8.1.8.    Invalidity of Collateral Documents.
Any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms); or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
8.1.9.    Invalidity of Subordination Provisions.
Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect (other than in accordance with its terms), or any Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
8.1.10.    Change of Control.
(a) Any Person or "group" (within the meaning of Rules 13d‑3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) shall have acquired more than 35% beneficial ownership in Parent' voting equity interests, or (b) Parent shall cease to directly own and control 100% of each class of the outstanding equity interests of Borrower or (c) a "Change of Control" or other similar event shall occur, as defined in, or under, any documentation evidencing or otherwise relating to any Subordinated Debt having a principal in excess of $2,000,000.
8.2.    Remedies.
If any Event of Default described in Section 8.1.3(b) shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Lender may declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

Section 9.	Miscellaneous.
9.1.    Waiver; Amendments.
(a)    No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Subordinated Debt) shall in any event be effective unless the same shall be in writing and signed by Borrower (with respect to Loan Documents to which Borrower is a party) and by Lender and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.
9.2.    Notices.
Except as otherwise provided in Section 2.2 and Section 2.6.2, all notices hereunder shall be in writing (including facsimile or other electronic (including .pdf) transmission) and shall be sent to the applicable party at its address shown on Annex I or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2 and Section 2.6.2, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an Authorized Officer of Borrower, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance (other than any loss, cost or expense resulting from the gross negligence of Lender as determined by a court of competent jurisdiction).
9.3.    Computations.
Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrower notifies Lender, or Lender notifies Borrower, that such party wishes to amend any covenant in Section 7.14 (or any related definition) to eliminate or take into account the effects of any change in GAAP on the operation of such covenant, then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Lender. The explicit qualification of terms or computations by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825‑10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at "fair value", as defined therein.
9.4.    Costs; Expenses.
Borrower agrees to pay promptly following written demand all reasonable and documented out-of-pocket costs and expenses of Lender (including Legal Costs, and for the avoidance of doubt, such costs and expenses for accountants, auditors, appraisers, consultants and other professionals) in connection with the preparation, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable and documented out-of-pocket costs and expenses (including Legal Costs and the other costs and expenses described above) incurred by Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay (promptly following written demand), and to save Lender harmless from all liability for, any fees of Borrower's auditors in connection with any reasonable exercise by Lender of its rights pursuant to Section 6.2 (subject to the limitations set forth therein). All Obligations provided for in this Section 9.4 shall survive repayment of the Loans, cancellation of the Notes, and termination of this Agreement).
9.5.    Indemnification by Borrower.
In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Lender and each of the officers, directors, employees, Affiliates and agents of Lender, solely in its capacity as Lender under this Agreement (in such capacity, each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the "Indemnified Liabilities"), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except for any Taxes (as to which Section 3.1 shall exclusively govern) and except to the extent any such Indemnified Liabilities result from the applicable Lender Party's or its officers, directors, employees, agents or Affiliates gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 9.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
9.6.    Marshaling; Payments Set Aside.
Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
9.7.    Nonliability of Lender.
The relationship between Borrower and Lender shall be solely that of borrower and lender. Lender shall not have any fiduciary responsibility to Borrower. Lender does not undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations. Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.
9.8.    Assignments.

(a)    Lender may not assign all or any portion of Lender's Loans and Commitments, unless it has obtained the prior written consent of Borrower; provided that Borrower’s consent shall not be required if the assignee is a wholly owned subsidiary of ECMC Group, Inc. or if an Event of Default has then occurred and is continuing (in each case, other than any Competitor). Prior to the effectiveness of any such assignment, the Lender and the assignee shall execute and deliver a customary assignment and assumption agreement in form and substance reasonably acceptable to the Lender, such assignee and the Borrower. Any assignee shall comply with the provisions of Section 3.1 and shall, on or prior to the effectiveness of such assignment and assumption agreement, deliver the applicable certificates described in Section 3.1. Any attempted assignment not made in accordance with this Section 9.8 shall be null and void. No assignment may be made to any Person if at the time of such assignment (i) such Person is a Competitor of any Loan Party or (ii) Borrower would be obligated to pay any greater amount under Section 3 to the assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amount). Lender may sell non-voting participations to any party to which it may make an assignment hereunder, subject to such participants being restricted from selling any future participations thereunder, except to the extent that such future participant would otherwise qualify as a party to which an assignment could otherwise be made hereunder.
(b)    Borrower shall maintain at one of its offices in the United States a copy of each assignment and assumption agreement executed pursuant to Section 9.8(a) and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal and interest amounts of the Loans owing to, such Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Borrower. This Section 9.8(b) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881I(2) of the IRC.
9.9.    Confidentiality.
(a)    Lender agrees to maintain as confidential all information provided to them by any Loan Party, except that Lender may disclose such information (a) to Persons employed or engaged by Lender or any of their Affiliates (including collateral managers of Lender but excluding any Competitor) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any pledgee under Section 9.8, any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above but excluding any Competitor); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process as long as Borrower has received prior notice and the opportunity to seek a protective order; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to Lender; and (g) that ceases to be confidential through no fault of Lender.
(b)     Borrower acknowledges that ECMC Group, Inc. now owns a Subsidiary which is a Competitor, and that in the future, other of its Subsidiaries may be Competitors, and that certain members of management of ECMC Group, Inc. with access to information provided by any Loan Party, may also have responsibilities with respect to management or as directors of such Subsidiaries of ECMC Group, Inc. The Borrower agrees that notwithstanding anything to the contrary in this Section 9.9 or any other provision of this Agreement, such members of ECMC Group, Inc. management may have access to the information provided by the Loan Parties and perform as described in this Section 9.9(b), without breach or violation of Section 9.9 or any other provision of this Agreement.
9.10.    Captions.
Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
9.11.    Nature of Remedies.
All Obligations of Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
9.12.    Counterparts.
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile or other electronic method of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
9.13.    Severability.
The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
9.14.    Entire Agreement.
This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by (or any indemnification for) Borrower of any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender. The Agreement has been negotiated and delivered to Lender in the State of Minnesota and shall have been accepted by Lender in the State of Minnesota.
9.15.    Successors; Assigns.
This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and permitted assigns. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.
9.16.    Governing Law.
THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
9.17.    Forum Selection; Consent to Jurisdiction.
ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MINNESOTA SITTING IN HENNEPIN COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA SITTING IN HENNEPIN COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER AND LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MINNESOTA. BORROWER AND LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
9.18.    Waiver of Jury Trial.
EACH OF BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

PERFORMANT BUSINESS SERVICES, INC. By: /s/ Lisa Im Title: Board Chair and CEO

ECMC GROUP, INC., as Lender By: /s/Greg Van Guilder Title: CFO

Signature Page to Credit Agreement

ANNEX I
Addresses
Performant Business Services, Inc.
333 North Canyons Parkway, Suite 100
Livermore, California 94551
Attention:    Ian Johnston, Chief Accounting Officer
Telephone:    925 960 4794
Telecopy:    925 960 4880
Electronic Mail: ijohnston@performantcorp.com
ECMC Group, Inc.,
as Lender

Address for Notices:

ECMC Group, Inc.
111 Washington Ave S, Suite 1400
Minneapolis, MN 55401
Attention:  Chief Financial Officer
Telephone: 651-325-3490 (office) or 651-341-5681 (cell)
Electronic Mail: gvanguilder@ecmc.org

with a copy to:

ECMC Group, Inc.
111 Washington Ave S, Suite 1400
Minneapolis, MN 55401
Attention:  General Counsel
Telephone: 651-325-3042 (office) or 651-587-4655 (cell)
Electronic Mail: dfisher@ecmc.org

Address for Payments:

Bank:    US Bank N.A.
ABA #:    091000022
Account #:    104757786132
Account Name:    Group Operating Account
Reference:    Performant Credit Agreement

I-1

Exhibit A
Form of Compliance Certificate
Please refer to the Credit Agreement dated as of [_______], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the undersigned ("Borrower"), and ECMC Group, Inc. ("Lender"). This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
[Enclosed herewith is a copy of the [annual audited/quarterly] report of Parent as at ________________ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Parent, Borrower and its Subsidiaries as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]
Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios contained in the Credit Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related Loans) pursuant to which this certificate is delivered].
Borrower further certifies that no Event of Default or Default has occurred and is continuing as of the date hereof [except as described on the Schedule attached hereto].

PERFORMANT BUSINESS SERVICES, INC. By: Title:

Schedule
to
Compliance Certificate

Dated as of _________________

A. Calculation of EBITDA
1. Consolidated Net Income	$________
2. Plus: losses from sales, leases, losses, condemnation or other dispositions of assets, extraordinary items (as defined in accordance with GAAP), discontinued operations, reappraisal, revaluation or write-up or write down of assets or from the cumulative effect of changes in accounting principles
$________

3. Plus:
      interest expense
   amortization of debt discounts and commissions
      income tax expense
   depreciation
      amortization
   charges for impairment of goodwill and other intangibles
   amortization of debt discounts and commissions
$________ $________ $________ $________ $________ $________ $________
4. Plus: fees and expenses (including Legal Costs) with regard to this Agreement	$________
fees and expenses (including Legal Costs) in connection with Permitted Acquisitions and Investments permitted under Sections 7.10(o) and 7.10(q)	$________
other extraordinary costs and expenses satisfactory to Lender	$________
Non-cash expenses in the form of options granted to Borrower or Parent and other non-cash expense with respect to deferred compensation and stock options	$________
severance expenses and service provider contract breakage fees	$________
costs, fees, expenses and charges paid during such period in connection with any issuance of Equity Interests or Debt permitted under the Credit Agreement	$________
business interruption insurance proceeds	$________
Non-cash adjustment to the valuation of earnout payments or other consideration relating to Investments permitted under the Credit Agreement	$________
restructuring charges in connection with Permitted Acquisitions and Investments permitted under Sections 7.10(o) and 7.10(q)	$________
non-cash charges, losses or expenses (or minus non-cash income or gains) relating to various accounting charges	$________
non-cash adjustments relating to earn-outs and other investment consideration	$________
fees, costs and expenses re Prior Debt	$_________
Permitted Addbacks	$_________
any Cure Amount contributed pursuant to Section 7.14.3 (solely for purpose of determining compliance with Section 7.14.1 and 7.14.2)	$________
4. Minus: gains from sales, leases, losses, condemnation or other dispositions of assets, extraordinary items (as defined in accordance with GAAP), discontinued operations, reappraisal, revaluation or write-up or write down of assets or from the cumulative effect of changes in accounting principles
$________
5. Total (EBITDA)	$________
B. Section 7.14.1 – Fixed Charge Coverage Ratio

1. EBITDA (from Item A.5. above)	$________
2. Income taxes paid in cash	$________
3. Unfinanced Capital Expenditures paid in cash
4. restricted payments made pursuant to Section 7.3 (excluding restricted payments funded with Net Cash Proceeds of Subordinated Debt or an equity issuance by Parent)	$________
5. Sum of (2), (3), and (4)	$________
6. Remainder of (1) minus (5)	$________
7. Interest Expense paid in cash (excluding prepayment and other fees and expenses with regard to this Agreement and Legal Costs paid during such Computation Period to the extent such amounts are classified as interest expense for GAAP purposes)
$________
8. Required payments of principal of Debt (excluding any mandatory prepayments)	$________
9. Sum of (6) and (7)	$________
10. Ratio of (6) to (9)	___:1.00
C. Section 7.14.2 - Total Debt to [Adjusted] EBITDA Ratio
1. Total Debt	$________
2. [Adjusted] EBITDA
(from Item A.5. above[, plus Pro Forma EBITDA totaling $______ in the aggregate for all applicable Permitted Acquisitions in such period (comprising of Pro Forma Adjusted EBITDA in the following individual amounts with respect to the following individual Permitted Acquisitions (x) _______, $________, (y) _______, $________ and (z) _______, $________)])
$________
3. Ratio of (1) to (2)	____ to 1.00

Exhibit B
Form of Note

$__________________	______________

The undersigned ("Borrower"), for value received, promises to pay to ECMC Group, Inc. (the "Lender") the aggregate unpaid amount of all Loans made to Borrower by Lender pursuant to the Credit Agreement referred to below, such principal amount (which such amount may change over time pursuant to the Credit Agreement) to be payable on the dates set forth in the Credit Agreement.
Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of _____________, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement), between Borrower and Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.
This Note is made under and governed by the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such State.

PERFORMANT BUSINESS SERVICES, INC. By: Title:

B-1

Exhibit C
Form of Notice of Borrowing

[letterhead of Borrower]

ECMC Group, Inc.,

[_______________]
[_______________]
[_______________]
Attention: [__________]
Telephone: [__________]
Facsimile: [__________]
Dear _________:
Please refer to the Credit Agreement dated as of [__________], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), between the undersigned ("Borrower"), and ECMC Group, Inc. ("Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2 of the Credit Agreement and constitutes a representation by Borrower that the conditions specified in Section 4.2 of the Credit Agreement have been satisfied. Borrower hereby requests a borrowing under the Credit Agreement as follows:
The aggregate amount of the proposed borrowing is $______________. The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.
This Notice is executed and delivered on _____________, 20__.

PERFORMANT BUSINESS SERVICES, INC. By: Title:

C-1

Exhibit D
Form of Excess Cash Flow Certificate
Date: _______________, 201_

Please refer to the Credit Agreement dated as of _____________, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), between the undersigned (the "Borrower"), and ECMC Group, Inc. ("Lender"). This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
The officer executing this Certificate is a chief financial officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such officer hereby certifies, solely in his capacity as chief financial officer of Borrower and not in any individual capacity, to Lender that as of the date hereof:
(a)    set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Year ended [December 31], 20__ and a correct calculation of the required prepayment of
$__________________;
(b)    Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Lender in accordance with Section 6.1.1 of the Credit Agreement.
IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its chief financial officer this _____ day of _______________, 201__.

PERFORMANT BUSINESS SERVICES, INC. By: Title:

Schedule
to
Excess Cash Flow Certificate

Dated as of _________________

EBITDA (from item A.5. of Exhibit B)	$___________
Plus: Net decrease in Adjusted Working Capital	$___________
Less: Scheduled repayments of principal of the Loans (excluding mandatory prepayments) and other permitted Debt of the Loan Parties	$___________
Capital expenditures (not financed by Debt)	$___________
Federal, state, local and foreign income taxes paid in cash (net of cash refunds)	$___________
Interest Expense with respect to permitted Debt	$___________
Net increase in Adjusted Working Capital	$___________
Legal Costs	$___________
Expenses and indemnification paid in cash	$___________
Other cash expenses added back to Consolidated Net Income in the calculation of EBITDA	$___________
Permitted Acquisitions, Investments and Restricted Payments not financed with the proceeds of equity or Debt	$___________
Cash payments with respect to installments owing for the purchase or license of software	$___________
Other payments added back to EBITDA	$___________
Total (Excess Cash Flow)	$___________
Total Debt to EBITDA Ratio (from item C.3. of Exhibit B)	____ : 1.00
ECF Percentage	____%
Excess Cash Flow multiplied by ECF Percentage	$_________
Less: Mandatory prepayments of any Net Cash Proceeds
Voluntary Prepayments
Prepayment amount	$___________

Decrease (increase) in Adjusted Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg. of Period	End of Period
Consolidated current assets:	$__________	$__________
Less: cash	$__________	$__________
cash equivalents	$__________	$__________
Consolidated current liabilities (excluding accruals relating to accrued interest expense and income taxes payable):	$___________	$___________
short-term Debt (including current portion of long-term Debt)	$__________	$__________
Total (Adjusted Working Capital):	$__________	$__________
Decrease (Increase) in Adjusted Working Capital (beg. of period minus end of period)		$__________

Exhibit E
Form of Warrant
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF OR IN ACCORDANCE WITH APPLICABLE LAW.
WARRANT TO PURCHASE STOCK

Company:	PERFORMANT FINANCIAL CORPORATION
Initial Number of Shares:	[ ]
Class of Stock:	Common Stock
Exercise Price:	$[ ] per share
Issue Date:	July [ ], 2017
Expiration Date:	July [ ], 2022
THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, ECMC GROUP, INC. or registered assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of Common Stock of PERFORMANT FINANCIAL CORPORATION, a Delaware corporation (the “Company”), in the number, at the price, and for the term specified above and as adjusted pursuant to SECTION 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.
Section 10.

EXERCISE
10.1.    Method of Exercise. Holder may exercise this Warrant for up to the number of Shares set forth above by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the this Warrant pursuant to a cashless exercise set forth in Section 1.2, Holder shall also deliver to the Company a check or a wire transfer to an account designated by the Company for the aggregate Exercise Price for the Shares being purchased (the “Warrant Price”). If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless exercise” pursuant to Section 1.2.
10.2.    Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:
X= Y(A-B)/A
Where:

X=	the number of Shares to be issued to the Holder;
Y=	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);
A=	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and
B=	the Exercise Price

10.3.    Fair Market Value. If the Shares are traded regularly in a public market, the Fair Market Value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Company’s Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm or a third party independent appraiser to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Company’s Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.
10.4.    Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.
10.5.    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
10.6.    Treatment of Warrant Upon Acquisition of Company.
10.6.1.    Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.
10.6.2.    Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Exercise Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such Cashless Exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.
10.6.3.    Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.
10.6.4.    As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) Holder would be able to publicly re-sell, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.
Section 11.

ADJUSTMENTS TO THE SHARES

11.1.    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Common Stock payable in securities of the Company, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.
11.2.    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Except as otherwise provided in Section 1, upon the closing of any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, the successor entity shall assume the obligations of this Warrant, and this Warrant thereafter shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this SECTION 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
11.3.    No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

11.4.    No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this SECTION 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action affecting the Shares other than as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.
11.5.    Certificate as to Adjustments. Upon each adjustment of the Exercise Price, the Company, at its expense, shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.
Section 12.

REPRESENTATIONS AND COVENANTS OF THE COMPANY
12.1.    Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares that may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company further represents and warrants to the Holder that that the Exercise Price (as set forth on the first page of this Warrant) is the lowest 30-day volume-weighted average price of the Company’s Common Stock during the 60 days immediately prior to the date of execution of that certain Credit Agreement dated as of August [ ], 2017 between Performant Business Services, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, and the Holder (as amended or restated, the “Credit Agreement”).
12.2.    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least ten (10) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).
12.3.    Registration Rights. The Company hereby acknowledges and agrees that in connection with the issuance of this Warrant, the Holder shall become a party to that certain Registration Rights Agreement of even date hereof, with any and all Shares issued upon exercise of this Warrant to benefit from the registration rights provided therein.
12.4.    Information Rights. So long as the Holder holds this Warrant, the Company shall deliver to the Holder (a) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (b) within forty five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements. All information required to be delivered pursuant to this Section 3.4 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company provides a link or electronic document (which may be delivered via electronic mail including by the Holder’s electronic mail address set forth in Annex I to the Credit Agreement to receive the Company’s Securities and Exchange filings or to the internet webpage(s) on which such information is posted and to which the Holder has access; provided that the Company shall deliver paper copies of such documents to Holder upon request.
12.5.    Government Filings. If any governmental filings, clearances or approvals are required to be made by the Company in connection with the Holder’s exercise of the Warrant or receipt of the Shares, including, without limitation, any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Company will make any and all such filings required to be made by it, and to obtain any clearances or approvals required of the Company, and the Company will fully cooperate with the Holder in any such filings, clearances or approvals required to be made or obtained by the Holder in order to allow the Holder to exercise the Warrant, and receive the Shares, in full compliance with all applicable laws.

Section 13.

REPRESENTATIONS, WARRANTIES OF THE HOLDER.
The Holder represents and warrants to the Company as follows:
13.1.    Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.
13.2.    Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
13.3.    Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
13.4.    Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
13.5.    The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issuable upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
13.6.    No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.
Section 14.

MISCELLANEOUS
14.1.    Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.
14.2.    Legends.
14.2.1.    This Warrant shall be imprinted with a legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR IN ACCORDANCE WITH APPLICABLE LAW.

14.3.    Successors, Assigns and Transferees. Any and all rights, duties and obligations hereunder shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other party; provided, however, that the Holder shall be entitled to transfer this Warrant without the consent of the Company if the assignee is a wholly owned subsidiary of the Investor or if an Event of Default (as such term is defined in the Credit Agreement) has then occurred and is continuing, in each case other than any such assignment to a Competitor (as such term is defined in the Credit Agreement). Any transfer or assignment made other than as provided in the first sentence of this Section 5.3 shall be null and void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Warrant shall inure to the benefit of, and be binding upon, the successors, permitted assigns and administrators of the parties hereto.
14.4.    Compliance with Securities Laws on Transfer. Notwithstanding Section 5.3, this Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act and the Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder.
14.5.    Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid.
14.6.    Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
14.7.    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
14.8.    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.
PERFORMANT FINANCIAL CORPORATION
By:
Name:    Lisa Im
Title:    Chief Executive Officer

APPENDIX 1
NOTICE OF EXERCISE
1.    The undersigned hereby elects to purchase                          shares of the Common Stock of PERFORMANT FINANCIAL CORPORATION pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.
2.    The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to                  of the Shares covered by the Warrant.
[Strike paragraph that does not apply.]
3.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:
                                                 or Registered Assignee
[Address]
4.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.
_____________, or Registered Assignee

(Signature)

(Date)

Exhibit F-1
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-2
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-3
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.1(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-4
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

F- 4